     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              PARTSBASE.COM, INC.
             (Exact name of registrant as specified in its charter)

                 TEXAS                                      7379                                   76-0604158
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                       7171 N. FEDERAL HIGHWAY, SUITE 100
                              BOCA RATON, FL 33487
                                 (561) 443-3302
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             ROBERT A. HAMMOND, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PARTSBASE.COM, INC.
                       7171 N. FEDERAL HIGHWAY, SUITE 100
                              BOCA RATON, FL 33487
                                 (561) 443-3302
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

              ROBERT M. STEINBERG, ESQ.                                 JEFFREY R. HOULE, ESQ.
        JEFFER, MANGELS, BUTLER & MARMARO LLP                           DANIEL S. BERGER, ESQ.
         2121 AVENUE OF THE STARS, 10TH FLOOR                           GREENBERG TRAURIG, LLP
            LOS ANGELES, CALIFORNIA 90067                         1750 TYSONS BOULEVARD, SUITE 1200
                    (310) 203-8080                                         MCLEAN, VA 22102
                  FAX (310) 203-0567                                        (703) 749-1300
                                                                          FAX (703) 749-1301

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

    Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable by reason of stock splits, stock dividends and similar adjustments as set forth in the provisions of the Representative's Warrant. / /

                        CALCULATION OF REGISTRATION FEE

                   TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM                 AMOUNT OF
                SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
4,936,250 shares Common Stock, no par value (2).............          $69,107,500                    $18,244.40
1 Representative's Warrant..................................             $50.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Consists of (i) 3,000,000 shares to be offered by the Registrant,
    (ii) 450,000 shares subject to the underwriters' over-allotment option,
    (iii) 150,000 shares issuable upon exercise of the Representative's Warrant, and (iv) 1,336,250 shares issuable upon conversion of outstanding convertible promissory notes and Series A Convertible Preferred Stock which are being registered on behalf of the holders thereof but which are not being underwritten.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two prospectuses.

    The first prospectus forming a part of this Registration Statement is to be used in connection with the underwritten initial public offering of 3,450,000 shares of the Registrant's common stock (including 450,000 shares of common stock subject to the underwriters' over-allotment option), and immediately follows this page.

    The second prospectus forming a part of this Registration Statement is to be used in connection with the sale from time to time by certain stockholders of
(i) 481,250 shares of common stock issuable upon the automatic conversion of convertible promissory notes, and (ii) 855,000 shares of common stock issuable upon the automatic conversion of Series A Convertible Preferred Stock.

    The second prospectus will consist of (i) pages SS-1 and SS-2 (the front cover page and inside front cover page of the second prospectus), (ii) pages 3 through 54 of the first prospectus (other than the sections entitled "Use of Proceeds" and "Underwriting") and pages F-1 through F-17 of the first prospectus, (iii) page SS-5 (which will appear in place of the section entitled "Underwriting"), (iv) pages SS-3 and SS-4, and (v) page SS-6 (which is the back cover page of the second prospectus).

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 2000

PROSPECTUS

                                     [LOGO]

                        3,000,000 SHARES OF COMMON STOCK

                 $      PER SHARE INITIAL PUBLIC OFFERING PRICE

    PartsBase.com, Inc. is offering 3,000,000 shares of its common stock in an initial public offering. Prior to this initial public offering, there has been no public market for our common stock. We expect our initial public offering price to be between $12.00 and $14.00 per share. We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "PRTS."

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Initial public offering price...............................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds, before expenses, to PartsBase.com.................   $          $

    We have granted the underwriters a 45-day option to purchase up to an additional 450,000 shares of common stock to cover over-allotments. The underwriters expect to deliver shares of common stock to purchasers on or about
              , 2000.

                          CRUTTENDEN ROTH INCORPORATED

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

Prospectus Summary..........................................      3
Risk Factors................................................      7
Use of Proceeds.............................................     20
Dividend Policy.............................................     20
Capitalization..............................................     21
Dilution....................................................     22
Selected Financial Data.....................................     23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     24
Business....................................................     28
Management..................................................     38
Certain Relationships and Related Transactions..............     45
Principal Stockholders......................................     46
Description of Capital Stock................................     48
Shares Eligible for Future Sale.............................     51
Underwriting................................................     52
Legal Matters...............................................     54
Experts.....................................................     54
Where You Can Find More Information.........................     54
Index to Financial Statements...............................    F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND OUR BUSINESS AND THIS OFFERING FULLY, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED NOTES BEGINNING ON PAGE F-1. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. IN THIS PROSPECTUS, ANY REFERENCES TO "PARTSBASE.COM," THE "COMPANY," "WE," "OUR" AND "US" REFER TO
PARTSBASE.COM, INC.

OUR BUSINESS

    PartsBase.com is an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-commerce marketplace (sometimes referred to as our "e-marketplace" or our "solution") provides a means for our over 13,000 members in more than 115 countries to buy and sell new, used and overhauled aviation parts and products in an efficient, competitive and cost-effective manner. We estimate that our e-marketplace utilizes a database of approximately 1,200 suppliers, which we believe constitutes one of the largest independent databases of inventory and information in the aviation industry. Current members of our e-commerce marketplace include Boeing, Honeywell, Federal Express, Pratt & Whitney, Northrup Grumman Aviation and United Parcel Service.

    The worldwide market for aviation parts and products is highly fragmented and includes many types of suppliers, such as airlines, original equipment manufacturers ("OEMs"), numerous independent distributors, on-site airport maintenance providers, also known as fixed base operators, Federal Aviation Administration ("FAA") certified facilities, traders and brokers. Aerospace Industries Association estimates that total exports and imports of aircraft parts and products were approximately $29 billion in 1999. Furthermore, in recent years, the airline industry has experienced rapid growth in business and leisure travel. As a result, the world fleet of aircraft is projected to increase from 12,600 aircraft in 1998 to 28,400 aircraft in 2018, according to Boeing's 1999 Current Market Outlook (the "Boeing Report"). The increase in travel and the number of aircraft have likely contributed to demand for aviation parts and products as aircraft must be serviced at scheduled intervals. In addition, management believes that as the age of the world fleet of aircraft increases, demand for new, used and overhauled parts and products may increase. Forrester Research estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion by 2003.

    Our goal is to solidify a position as a leading aviation industry e-commerce marketplace in order to capitalize on the continued expansion of the market for aviation parts and products. Our solution takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad, highly fragmented aviation industry. We believe that the value of our e-marketplace grows substantially as each new member brings additional parts, products, information and buying power to our community.

OUR SOLUTION

    Our solution is designed to streamline the procurement cycle for our members by enabling them to source, bid parts and products, and eventually manage their order payment online. Our target members are primarily the businesses that buy and sell aviation parts, supplies and components in the global marketplace, and our current members vary from small businesses to Fortune 500 companies such as General Electric, Honeywell, AMR and Boeing. We have designed our e-marketplace to meet the needs of these customers and their industry. With a standard Internet connection, a Web browser and a PartsBase.com membership, each of our e-marketplace members can immediately participate as both a buyer and a seller.

    Our e-marketplace is designed to provide advantages over traditional procurement processes, including:

       - reduced procurement costs;

       - more efficient pricing and improved access to sellers for buyers;

       - ability to locate the most geographically desirable parts;

       - expanded distribution opportunities for sellers; and

       - ease of use and better access to information.

    Our current and proposed Web site features include:

       - online buying and selling utilizing advanced parts search features, inventory listings, and requests for quotations, also known as RFQs, member access to detailed information regarding current and prior transactions;

       - online auctions for aviation parts and products;

       - procurement controls providing members with the ability to control and monitor corporate purchasing; and

       - community-building information such as industry job and aircraft sales listings, as well as links to members and other industry Web sites.

    In addition, we have recently signed an agreement with Tradex
Technologies, Inc., a subsidiary of Ariba, Inc., to install and implement customized software that will allow for seamless online transactions. We have also contracted with Trading Dynamics, Inc., another subsidiary of Ariba, Inc., to provide software for our auction platform. We expect that such software will further enable online negotiating, pricing and bidding, as well as allow us to act as a clearing house for products, and to allow our members to complete their transactions online.

OUR BUSINESS STRATEGY

    Our objective is to establish our e-marketplace as the preferred aviation industry business-to-business e-commerce solution. The key elements of our strategy include:

       - Achieving growth through transaction fees and other sources of revenues;

       - Strengthening the PartsBase.com brand;

       - Increasing membership and market penetration;

       - Establishing and expanding strategic sales and marketing relationships;

       - Expanding our international presence; and

       - Attracting and retaining members with new content, features and services.

OUR HISTORY

    We began operations in April 1996 under the name Aviation Parts Base, a division of Aviation Laboratories, Inc. In April 1999, the assets of the division were conveyed to Robert A. Hammond, Jr. in connection with the sale of Mr. Hammond's equity interest in Aviation Laboratories, Inc. On April 27, 1999, Mr. Hammond transferred the assets of the division into and incorporated PartsBase.com, Inc. as a Texas corporation. Our headquarters are located at 7171
N. Federal Highway, Boca Raton, Florida 33487 and our telephone number is
(561) 443-3302. Our Web site address is WWW.PARTSBASE.COM. The information contained on our Web site is not a part of this prospectus.

                                  THE OFFERING

    Unless otherwise indicated, the following information assumes that the underwriters do not exercise the over-allotment option to purchase up to 450,000 additional shares in the offering and reflects the automatic conversion of all outstanding shares of preferred stock and all outstanding convertible notes into shares of our common stock upon completion of this offering.

COMMON STOCK OFFERED BY US...................  3,000,000 shares

COMMON STOCK OUTSTANDING AFTER THIS            13,587,500 shares (1)
  OFFERING...................................

USE OF PROCEEDS..............................  We intend to use substantially all the proceeds of this offering for working capital
                                               and general corporate purposes, including
                                               information technology, expansion of sales
                                               and marketing activities and future
                                               acquisitions. We may also use a portion of
                                               the net proceeds for the development of
                                               business-to-business e-commerce solutions for
                                               other industries.

SHARES BEING REGISTERED FOR THE ACCOUNT OF
  CERTAIN STOCKHOLDERS.......................  An additional 1,336,250 shares are being registered pursuant to the registration
                                               statement of which this prospectus is a part
                                               on behalf of certain stockholders. Such
                                               shares may not be sold, transferred or
                                               assigned without the consent of the
                                               underwriters during the 180 day period
                                               following the effective date of this
                                               offering. We will not receive any of the
                                               proceeds from sales of such shares. Such
                                               shares are not being underwritten by the
                                               underwriters.

PROPOSED NASDAQ NATIONAL MARKET SYMBOL.......  PRTS

RISK FACTORS.................................  Investment in our common stock involves significant risk and you could lose your
                                               entire investment.

------------------------

(1) Excludes:

    - 200,000 shares issuable upon exercise of outstanding stock purchase warrants;

    - 2,000,000 shares reserved for issuance under our Stock Option Plan, under which options to acquire 994,375 shares are outstanding as of the date of this prospectus; and

    - 150,000 shares of common stock issuable upon exercise of stock purchase warrants to be issued to Cruttenden Roth Incorporated, the representative of the underwriters, upon completion of the offering at an exercise price equal to 120% of the initial public offering price.

                             SUMMARY FINANCIAL DATA

                                          PERIOD FROM
                                         APRIL 1, 1996                                          NINE MONTHS
                                         (INCEPTION),            YEAR ENDED                        ENDED
                                              TO                DECEMBER 31,                   SEPTEMBER 30,
                                         DECEMBER 31,    ---------------------------   -----------------------------
                                             1996            1997           1998           1998            1999
                                         -------------   ------------   ------------   -------------   -------------
STATEMENT OF OPERATIONS DATA:

Net revenue............................   $       --      $    2,861     $    3,504     $      800      $   120,761

Cost of revenue........................       16,842         104,041         43,462         34,112          585,419

Noncash compensation expense...........           --              --             --             --          114,400
                                          ----------      ----------     ----------     ----------      -----------

Total cost of revenue..................       16,842         104,041         43,462         34,112          699,819
                                          ----------      ----------     ----------     ----------      -----------

Gross loss.............................      (16,842)       (101,180)       (39,958)       (33,312)        (579,058)

Operating expenses
  General and administrative...........       55,064          90,452        108,163         75,188          515,543
  Noncash compensation expense.........                                                                     464,578
                                          ----------      ----------     ----------     ----------      -----------
    Total operating expenses...........       55,064          90,452        108,163         75,188          980,121
                                          ----------      ----------     ----------     ----------      -----------

    Operating loss.....................      (71,906)       (191,632)      (148,121)      (108,500)      (1,559,179)
Other income (expense)
  Interest expense.....................           --              --             --             --         (800,511)
  Interest income......................           --              --             --             --            2,437
    Total other income (expense).......           --              --             --             --         (798,074)
                                          ----------      ----------     ----------     ----------      -----------

    Net loss (1).......................   $  (71,906)     $ (191,632)    $ (148,121)    $ (108,500)     $(2,357,253)
                                          ==========      ==========     ==========     ==========      ===========
Net loss per common share--basic and
  diluted (1)..........................                                                                 $     (0.24)
Weighted average common shares
  outstanding--basic and diluted.......                                                                   9,958,250

                                                                    AS OF SEPTEMBER 30, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ----------   ----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  257,796   $2,209,661   $36,479,661
Working capital (deficit)...................................    (364,802)  1,587,063     35,857,063
Total assets................................................   2,692,319   4,644,184     38,914,184
Convertible notes payable...................................     900,000          --             --
Total stockholders' equity..................................   1,012,840   3,877,715     38,147,715

    The pro forma balance sheet data gives effect to the mandatory conversion of all outstanding convertible notes into common stock under the terms of the June 9, 1999 Private Placement, the issuance and mandatory conversion of the convertible notes issued on November 10, 1999, and the issuance and mandatory conversion of Series A convertible Preferred Stock into common stock. Additionally, the pro forma as adjusted balance sheet data gives effect to the sale of 3,000,000 shares of our common stock at an assumed initial public offering price of $13.00 per share after deducting underwriters discounts and commissions and estimated offering expenses.

------------------------

(1) Since we have incurred net losses since inception, we would not have incurred any income tax liabilities during the periods prior to incorporation on April 27, 1999, and any deferred tax assets would have had a corresponding valuation allowance and therefore pro forma presentation is not required.

                                  RISK FACTORS

    You should carefully consider the following risks, in addition to the other information contained in this prospectus, before making any investment decision. The risks described below are the most significant factors that make an investment in our common stock speculative and risky. As a result of any of the risks we encounter, our business, financial condition and results of operations could be materially adversely affected. In addition, any of these adverse effects could cause the trading price of our common stock to decline and you may correspondingly lose all or some portion of your investment in us.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE FOR YOU TO ACCURATELY EVALUATE OUR BUSINESS RESULTS AND FORECAST OUR FUTURE PROSPECTS.

    Within the last 12 months, we began operating our business using a subscription-based business model. Our limited history makes it difficult to evaluate our future prospects. Our prospects are subject to risks and uncertainties frequently encountered by start-up companies in new and rapidly evolving markets such as the business-to-business e-commerce market. Many of these risks are unknown, but some of these specific risks and difficulties include:

       - we may be unable to significantly increase and maintain customer adoption and use of the Internet and our Web site as a means of purchasing aviation parts and products;

       - we may be unable to develop and enhance the PartsBase.com brand;

       - we may be unable to maintain existing or establish new relationships with buyers and sellers of aviation parts and products;

       - we currently depend on revenues from subscription fees and we may be unable to maintain subscription revenues or significantly increase revenues from other sources;

       - we may be unable to adapt to rapidly changing technologies and developing markets;

       - we may be unable to effectively manage our rapidly expanding operations and the increasing use of our services;

       - we may be unable to attract, retain and motivate qualified personnel, particularly people who understand our industry;

       - we may be unable to compete in a highly competitive market; and

       - we may be unable to comply with applicable laws and regulations in order to economically compete.

    Our failure to identify the challenges and risks in this new market and successfully address these risks would harm our business.

WE HAVE NEVER BEEN PROFITABLE, ANTICIPATE CONTINUED LOSSES AND CANNOT GUARANTEE PROFITABILITY IN THE FUTURE, AND THEREFORE YOUR INVESTMENT CANNOT BE VALUED ON THE BASIS OF OUR EARNINGS.

    We have never been profitable and expect to continue to incur operating losses on both a quarterly and annual basis for at least the foreseeable future. We may be unable to ever achieve profitability in the future. We have incurred net losses in each accounting period since we commenced operations in April 1996, including a net loss of $2,357,253 for the nine month period ended September 30, 1999. We expect to continue to make significant expenditures for sales and marketing, information technology and general and administrative functions. As a result, we will need to generate significant revenues to achieve profitability. There can be no assurance that revenues will grow in the future or that we will achieve sufficient revenues for profitability. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, our business would be severely harmed. We cannot be certain that we can sustain or increase profitability in the future.

THE REVENUE AND PROFIT POTENTIAL OF OUR BUSINESS MODEL IS UNPROVEN SO WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND OUR MEMBERSHIP BASE AND ESTABLISH ADDITIONAL REVENUE SOURCES.

    We currently generate revenues from e-commerce customers in the aviation industry who subscribe to our service. Our business model is new to the aviation industry and our ability to generate revenue or profits is unproven. We focus and expect to continue to focus on the aviation industry and so our success is dependent on our ability to expand our membership base within such industry. While we have experienced increases in our subscriber base, there can be no assurance that our recent growth in subscriber base can be continued. In addition, our success will depend on our ability to generate additional revenue sources through the introduction of a transaction-based model and/or the expansion into new markets and industries. We cannot assure you that we will be successful in any efforts to generate additional revenues.

WE RECEIVE SUBSTANTIALLY ALL OF OUR REVENUE FROM PARTICIPANTS IN THE AVIATION INDUSTRY, SO A DOWNTURN IN THE AVIATION INDUSTRY COULD DAMAGE OUR BUSINESS.

    We receive substantially all of our revenue from members associated with the aviation industry, and we expect these revenues will account for substantially all of our revenues for the foreseeable future. Our dependence on members associated with the aviation industry makes us vulnerable to downturns in that industry. Such a downturn could lead our members to reduce their level of activity on our e-marketplace and cause some to cancel their subscription.

INTENSE COMPETITIVE PRESSURES IN THE BUSINESS-TO-BUSINESS E-COMMERCE MARKET MAY IMPEDE OUR ABILITY TO ESTABLISH A SUBSTANTIAL MARKET SHARE THAT WOULD ALLOW US TO BE PROFITABLE.

    The business-to-business e-commerce market is new, rapidly evolving, and intensely competitive, and we expect competition to further intensify in the future. Barriers to entry are minimal, and competitors may develop and offer services similar to ours in the future. We expect that additional companies will offer competing e-commerce solutions in the future, and our business could be severely harmed if we are not able to compete successfully against current or future competitors. In addition, our members and partners may become competitors in the future.

    We face current and expect to face intense future competition from two main sources:

       - other companies with similar e-commerce offerings; and

       - traditional suppliers and distributors of aviation parts.

    We could face further competition in the future from traditional suppliers and distributors that enter into business-to-business e-commerce over the Internet either on their own or by partnering with other companies. For example, Boeing and Oracle have recently entered into discussions to establish an integrated online network to be used by Boeing suppliers for procurement and other activities.

    Increased competition is likely to result in price reductions, reduced gross margins and/or loss of market share, any of which could harm our business. Our actual and potential competitors vary in size and in the scope and breadth of the services they offer.

    Virtually all of our current competitors have longer operating histories, larger customer bases and greater brand recognition than we have and their financial, marketing, technical and other resources may exceed ours. In addition, other e-commerce service providers may be acquired by, receive investments from or enter into other commercial or strategic relationships with large, well-established and well-financed companies. Therefore, our competitors may be able to devote more resources to marketing, promotional campaigns, and product development than we can, and they may adopt more aggressive pricing policies. These factors may preclude us from competing effectively in the online aviation parts industry.

WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE FINANCIAL RESOURCES AND COMPETENT MANAGEMENT OR IMPLEMENT EFFECTIVE CONTROLS AND REPORTING SYSTEMS, SO WE MAY INCUR UNNECESSARY EXPENSES AS OUR BUSINESS GROWS.

    Our success depends on effective planning and growth management. We will need to continue to improve our financial and managerial controls, reporting systems, and procedures, and we will need to continue to expand, train and manage our workforce. We continue to increase the scope of our operations and we have grown our workforce substantially. We have grown from three employees in January 1997 to 67 employees as of December 31, 1999. In addition, we plan to continue to add to our sales and marketing, customer support and product development personnel. Our rapid growth has placed, and will continue to place, a significant strain on our management and operational systems and resources. If we do not successfully implement and integrate these new systems or if we fail to scale these systems to our growth, we may be unable to operate with adequate, accurate and timely financial and operational information and thus incur unnecessary expenses as a result of our growth.

FUTURE GROWTH OF OUR OPERATIONS MAY MAKE ADDITIONAL CAPITAL OR FINANCING NECESSARY, SO YOU MAY BECOME SUBJECT TO DILUTION OF YOUR INVESTMENT AND YOUR RIGHTS AS A STOCKHOLDER MAY BE SUBORDINATED TO OTHER INVESTORS.

    We anticipate that the proceeds of this offering, cash on hand and cash equivalents will be adequate to meet our working capital needs for at least the next 12 months. However, beyond that period, we may need to raise additional funds in order to:

       - finance unanticipated working capital requirements;

       - develop or enhance existing services or products;

       - fund costs associated with strategic marketing alliances;

       - respond to competitive pressures; and

       - acquire complementary businesses, technologies, content or products.

    We cannot be certain that we will be able to obtain such funds on favorable terms, if at all. If we decide to raise funds by issuing additional equity securities, purchasers in this offering may experience additional dilution. Issuance of additional equity securities may also involve granting preferences or privileges ranking senior to those purchasers in this offering. If we cannot obtain sufficient funds, we may not be able to grow our operations, take advantage of future business opportunities or respond to technological developments or competitive pressures.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK AND HAMPER YOUR ABILITY TO SELL YOUR STOCK ON FAVORABLE TERMS.

    Our revenues and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. As a result, you should not rely on period-to-period comparisons of revenues and results of operations as an indication of our future performance. Some of the factors that may affect our revenues and results of operations include:

       - demand for and market acceptance of our solution;

       - inconsistent growth, if any, of our subscriber base;

       - introduction of new services or enhancements by us or our competitors;

       - changes in our pricing policy or those of our competitors;

       - amount and timing of capital expenditures and other costs relating to the expansion of our operations;

       - timing and number of new hires;

       - technical difficulties with our Web site; and

       - general economic conditions.

    We believe that our quarterly revenues, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of our future performance. Due to these and other factors, it is difficult to predict the effects of such fluctuations on our business. If fluctuations in our operations cause our operating results to fall below market analysts' expectations in some future quarters, our stock price will likely decline.

IF WE CANNOT BUILD A CRITICAL MASS OF SELLERS, WE WILL NOT BE ABLE TO INCREASE OUR VOLUME AND VARIETY OF PRODUCTS DISPLAYED AND DRAW MORE BUYERS.

    Our business model depends in large part on our ability to build a critical mass of parts, products and sellers. To attract and maintain sellers, we must build a critical mass of buyers. However, buyers must perceive value in our solution which, in part, depends upon the breadth of our product offerings from our sellers. If we are unable to increase the number of sellers and draw more buyers to our e-marketplace, we will not be able to benefit from any network effect, where the value to each member in our e-marketplace increases with the addition of each new member. Additionally, our public e-marketplace operates as a bidding process allowing buyers to compare the prices of the same part or product offered by multiple sellers. Because of the increased competition and comparisons created by a bidding environment, some sellers may be reluctant to join or continue as a member of our e-marketplace. To be an attractive venue for buyers, we must add and retain a substantial number of sellers as members. If we are unable to do so, the overall value of our e-marketplace may be harmed and our business, revenues, financial condition and results of operations could be negatively effected.

BECAUSE OUR REVENUE IS DERIVED FROM PROVIDING E-MARKETPLACE ACCESS TO SUBSCRIBERS FOR AN ANNUAL SUBSCRIPTION FEE, THE CANCELLATION OR NON-RENEWAL OF THESE SUBSCRIPTIONS WOULD HURT OUR BUSINESS.

    We have generated substantially all of our revenues to date through member subscription fees for access to our e-marketplace. Generally, our subscription fees are paid on an annual basis. Generally, these subscriptions may be terminated on short-term notice. We have expended significant financial and personnel resources and have expanded our operations on the assumption that our subscribers will renew these annual subscriptions. If these members fail to continuously renew, or if they terminate, their subscriptions, our revenues would be significantly reduced and our business could suffer dramatically.

THERE IS A FINITE NUMBER OF POTENTIAL SUBSCRIBERS SO WE MAY BE UNABLE TO INCREASE OUR REVENUES PAST A CERTAIN POINT UNLESS WE DEVELOP OTHER MEANS OF GENERATING REVENUE.

    A major element of our growth strategy is the expansion of our subscriber base. Because our members are participants in the general market for aviation parts, our e-marketplace is derivative of the larger aviation parts market and our potential subscriber base is limited by the number of participants in the larger market. Additionally, the barriers to entry which exist in the general aviation parts market may limit the entry of additional subscribers into our e-marketplace. Accordingly, the number of potential subscribers to our e-marketplace is likely finite, in which case our revenues may be similarly limited if we cannot generate revenue through other means.

IF WE CANNOT TIMELY AND ACCURATELY ADD SELLER PRODUCT DATA TO OUR DATABASE, WE MAY LOSE BUYERS AND POTENTIAL REVENUE.

    Currently, we are responsible for loading seller product information into our database and categorizing the information for search purposes. This process entails a number of risks, including dependence on our sellers to provide us in a timely manner with accurate, complete, and current information about their products, and to promptly update this information when it changes. Timely loading of these products and information in our database depends upon a number of factors, including the file formats of the data provided to us by sellers and our ability to further automate and expand our operations to accurately load these data in our product database, the nature and timeliness of any of which could delay the actual loading of these products.

IF OUR SELLERS DO NOT PROVIDE TIMELY AND PROFESSIONAL DELIVERY OF PRODUCTS TO OUR BUYERS OUR BUSINESS MAY BE HARMED.

    We rely on our sellers to deliver aviation parts and products to our buyers in a professional, safe and timely manner. If our sellers do not deliver the parts and products to our buyers in a professional, safe and timely manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable laws or regulations, could expose us to liability or result in decreased adoption and use of our solution, which could have a negative effect on our business, results of operations and financial condition.

WE DEPEND HEAVILY ON THE CONTINUED EMPLOYMENT OF OUR EXECUTIVE OFFICERS AND ON HIRING AND RETAINING QUALIFIED EMPLOYEES.

    Our success is substantially dependent on the performance of our executive officers. Our failure to successfully manage our executive personnel requirements would have a negative effect on our business, revenues, financial condition and results of operations. We may experience difficulty from time to time in hiring the executive personnel necessary to support the growth of our business. Only two of our current executive officers were employed by us or our predecessor prior to May 1999. The loss of the services of any of our executive officers or other key employees could have a negative effect on our business. In particular, the loss of services of Robert A. Hammond, Jr., our President and Chief Executive Officer, would have a detrimental effect on our business.
Mr. Hammond is the founder of PartsBase.com, Inc. and is primarily responsible for our vision and future direction.

    Our current and future operations also depend upon our ability to attract, retain and motivate highly qualified managerial, technical, marketing and sales personnel. Competition for qualified personnel is intense, particularly in the e-commerce employment market. We cannot assure you that we will be able to retain our existing employees or attract, retain and motivate highly qualified personnel in the future. Our inability to retain or attract qualified personnel could impair the growth of our business, promotion of our PartsBase.com brand and e-marketplace, and adversely affect our business, financial condition and results of operations.

WE MAY BE UNABLE TO IMPLEMENT ADEQUATE MEASURES TO MAINTAIN THE VALUE OF OUR INTELLECTUAL PROPERTY AND INTERNET DOMAIN NAME AND PROTECT AGAINST THIRD PARTIES WHO MAY TAKE ACTIONS NEGATIVELY AFFECTING OUR BUSINESS.

    As an Internet company, our current and future copyrights, service marks, trademarks, patents, trade secrets, domain name and similar intellectual property, if any, are especially vital to our success.

We own the federal trademark registration for "PARTSBASE," and we have applied for federal trademark protection for "PARTSBASE.COM." However, we do not currently own any federally registered copyrights or patents, and we rely on general trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, members and business partners to protect our proprietary rights. Despite our precautions, unauthorized third parties may infringe or misappropriate our intellectual property, copy certain portions of our services or reverse engineer or obtain and use information that we regard as proprietary. Additionally, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

    We currently hold various Internet Web addresses relating to our network, including the domain name "PARTSBASE.COM." If we are not able to prevent third parties from acquiring Web addresses that are similar to our addresses, third parties could acquire similar domain names which could create confusion that diverts traffic away from our e-marketplace to other Web sites. The acquisition and maintenance of Web addresses generally is regulated by governmental agencies and their designees, and the regulation of Web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting proprietary rights is unclear.

OTHER PARTIES MAY ASSERT CLAIMS AGAINST US THAT WE ARE INFRINGING UPON THEIR INTELLECTUAL PROPERTY RIGHTS.

    We cannot be certain that our services do not infringe upon the intellectual property rights of others. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to services similar to those offered by us. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and for injunctions preventing us from distributing these services. Such claims could severely harm our business.

OUR BUSINESS MAY BE HARMED BY FRAUDULENT ACTIVITIES OF THIRD PARTIES ON OUR WEB SITE.

    Our future success will depend largely upon sellers reliably delivering and accurately representing their listed products and buyers paying the agreed purchase price. We do not take responsibility for the delivery of payment or goods to any member. We have received in the past, and anticipate that we will receive in the future, communications from members who did not receive the purchase price or the products that were to be exchanged. While we can suspend the privileges of members who fail to fulfill their delivery or payment obligations, we do not currently have the ability to require sellers to deliver products or buyers to make payments. We do not compensate members who believe they have been defrauded by other members. Any negative publicity generated as a result of fraudulent or deceptive conduct by members of our e-marketplace could damage our reputation and diminish the value of our brand name. We may in the future receive requests from members for reimbursement or threats of legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments, or otherwise harm our business.

IF WE ARE UNABLE TO CONTINUE LICENSING THIRD-PARTY TECHNOLOGIES, WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT WHICH COULD IN TURN RESULT IN A LOSS OF MEMBERS AND SLOW OUR GROWTH.

    We intend to continue to license technology from third parties, including our Web server and encryption technology. Any transaction-based services that we offer will be dependent upon our ability to license and customize third-party software. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. Any such delays in services could result in a loss of members, slow our growth and severely harm our business. The e-commerce market is rapidly evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on terms favorable to us or at all. In addition, we may fail to successfully integrate any licensed technology into our services. These third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our ability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs.

IF WE EXPAND OUR INTERNATIONAL SALES AND MARKETING ACTIVITIES, OUR BUSINESS WILL BE EXPOSED TO THE NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    We have members in over 115 countries. We intend to expand our operations to increase our presence in a number of international markets. International operations are subject to many risks, including:

       - the impact of recessions in economies outside the United States;

       - changes in regulatory requirements;

       - reduced protection for intellectual property rights in some countries;

       - potentially adverse tax consequences;

       - political and economic instability;

       - fluctuations in currency exchange rates; and

       - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

            RISKS RELATED TO THE INTERNET AND E-COMMERCE INDUSTRIES

OUR SUCCESS DEPENDS ON THE INTERNET'S ABILITY TO ACCOMMODATE GROWTH IN
E-COMMERCE.

    Unlike some other Internet companies and traditional suppliers and distributors of aviation parts, our success depends on widespread use of and growth in the use of the Internet for retrieving, sharing and transferring information among businesses, buyers, sellers and partners. If the Internet cannot accommodate growth in e-commerce or experiences periods of poor performance, our business may suffer. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the Internet infrastructure to alleviate overloading and congestion. Additionally, the possible slow adoption of the Internet as a means of commerce by businesses may harm our prospects. A number of factors could prevent the acceptance and growth of e-commerce, including the following:

       - e-commerce is at an early stage and buyers may be unwilling to shift their traditional purchasing to online purchasing;

       - businesses may not be able to implement e-commerce applications on these networks;

       - increased government regulation or taxation may adversely affect the viability of e-commerce;

       - insufficient availability of telecommunication services or changes in telecommunication services may result in slower response times; and

       - adverse publicity and consumer concern about the reliability, cost, ease of access, quality of services, capacity, performance and security of e-commerce transactions could discourage its acceptance and growth.

    Even if the Internet is widely adopted as a means of commerce, the adoption of our network for procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of e-commerce and online purchasing. In addition, companies that have already invested substantial resources in traditional methods of procurement, or in-house e-commerce solutions, may be reluctant to adopt our e-commerce solution.

IF OUR MEMBERS BELIEVE THAT THERE ARE SECURITY RISKS RELATED TO E-COMMERCE, THEIR USE OF OUR PRODUCTS AND SERVICES MAY DECLINE.

    A fundamental requirement to conduct business-to-business e-commerce is the secure transmission of information over public networks. If our members are not confident in the security of e-commerce, they may not effect transactions on our e-marketplace or renew their subscriptions, which would severely harm our business. There can be no guarantee that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms that we use to protect content and transactions on our e-marketplace or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary and/or confidential member information, place false orders, or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general could adversely affect our business.

IF WE FAIL TO MAINTAIN ACCURATE DATABASES, OUR MEMBERSHIP BASE AND POTENTIAL REVENUE MAY DECLINE.

    Our members use our service in large part because of the comprehensive breadth and accuracy of our databases. We update and maintain extensive databases of the products, services and e-marketplace transactions for our members. Our computer systems and databases must allow for expansion, without losing performance, as a member's business grows. Database capacity constraints may result in problems with data maintenance and accuracy, which could in turn cause a disruption in our service and our ability to provide accurate information to our members. These problems may result in member dissatisfaction with our service and in a loss of members.

WE MAY NOT BE ABLE TO KEEP UP WITH TECHNOLOGICAL ADVANCEMENTS.

    The market for Internet commerce is characterized by rapid change, evolving industry standards and the frequent introduction of new technological products and services. The introduction of new technology, products, services or standards may prove to be too difficult, costly or simply impossible to integrate into our existing systems. Moreover, innovations could render obsolete our existing or any future products and services. Our ability to remain competitive will also depend heavily upon our ability to maintain and upgrade our technology products and services. We must continue to add hardware and enhance software to accommodate any increased content and use of our Web site. If we are unable to increase the data storage and processing capacity of our systems at least in pace with the growth in demand, our Web site may fail to operate at an optimal level for unknown periods of time. Any difficulty keeping pace with technological advancements could hurt the growth of our business and retention of our members, and may materially adversely affect our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ACCURATELY PREDICT THE RATE OF INCREASE IN THE USAGE OF OUR E-MARKETPLACE WHICH MAY AFFECT OUR TIMING AND ABILITY TO EXPAND AND UPGRADE OUR SYSTEMS.

    Traffic in our e-marketplace may increase to the point where we might need to upgrade some of our network hardware and software. In the future we may not be able to accurately predict the rate of increase in the usage of our e-marketplace. This may affect our timing and ability to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our e-marketplace. If we do not appropriately upgrade our systems and network hardware and software, we may experience downgraded service which could damage our members' perception of our business and thus harm our business, financial condition and results of operation.

IF WE ENCOUNTER SYSTEM FAILURE, SERVICE TO OUR MEMBERS COULD BE DELAYED OR INTERRUPTED, WHICH COULD SEVERELY HARM OUR BUSINESS AND RESULT IN A LOSS OF MEMBERS.

    Our ability to successfully maintain an e-commerce marketplace and provide acceptable levels of customer service depends largely on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Any interruptions could severely harm our business and result in a loss of members. Our computer and communications systems are located in Houston, Texas and Boca Raton, Florida. Although we periodically back up our databases to tapes and store the backup tapes offsite, we have not maintained a redundant site. Our systems and operations are vulnerable to damage or interruption from human error, sabotage, fire, flood, hurricane, power loss, telecommunications failure, and similar events. Although we have taken certain steps to prevent a system failure, we cannot assure you that our measures will be successful and that we will not experience system failures in the future. Moreover, we have experienced delays and interruptions in our telephone and Internet access which have prevented members from accessing our e-marketplace and customer service department. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure, and therefore the occurrence of any system failure or similar event could harm our business dramatically. In addition, we may move to third-party hosting of our servers. We cannot assure you that this transition, if undertaken, could be effected without interruptions. Further, any such third-party host could be subject to the same risks of system failure as our current Web site.

OUR SERVICES DEPEND ON THE ERROR-FREE OPERATION OF COMPLEX SOFTWARE.

    Unlike many traditional suppliers and distributors of aviation parts, we are wholly dependent on the error-free functioning of our Web site and its associated software. Our e-marketplace depends on complex software developed internally and by third parties. Software often contains defects, particularly when first introduced or when new versions are released. Our testing procedures may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance, or divert our development resources, any of which could severely harm our business, financial condition, and results of operations.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET AND LIABILITY FOR PRODUCTS SOLD OVER THE INTERNET.

    We could be exposed to liability with respect to third-party information that may be accessible through our Web site. If any third-party content information provided on our Web site contains errors, consumers potentially could make claims against us for losses incurred in reliance on such information. In addition, we could be exposed to product liability claims arising out of or relating to aviation parts and products sold through our Web site. Such claims could result in us incurring substantial defense costs and, if successful, liability, either of which could severely harm our business. We currently carry no policies which would insure us against such product liability claims.

                         RISKS RELATED TO THIS OFFERING

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER PARTSBASE.COM AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED TO A VOTE OF OUR STOCKHOLDERS.

    We anticipate that our executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 68.4% of our outstanding common stock following the completion of this offering (66.2% if the underwriters' over-allotment option is exercised in full). These stockholders will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of PartsBase.com.

YOU WILL EXPERIENCE IMMEDIATE DILUTION WITH RESPECT TO YOUR SHARES AND ADDITIONAL DILUTION IF WE NEED MORE CAPITAL OR IF PERSONS HOLDING OPTIONS TO PURCHASE OUR STOCK EXERCISE THEIR OPTIONS.

    You will incur immediate and substantial dilution of $10.48 per share in the net tangible book value of your shares as a result of this offering. We believe that we have sufficient cash and cash equivalents to fund our operating and investing activities for at least the next 12 months. However, we may need to raise additional funds in the future through public or private financings, or other arrangements. Historically we have financed our business and operations through the sale of debt or equity securities. Such financing may not be available in sufficient amounts, on terms acceptable to us or at all, and may be dilutive to existing stockholders. In addition, to the extent that options or warrants to purchase common stock are exercised, you may experience further dilution.

OUR STOCK HAS NOT BEEN PUBLICLY TRADED BEFORE THIS OFFERING, SO YOU MAY EXPERIENCE SIGNIFICANT VOLATILITY IN THE MARKET VALUE OF YOUR SHARES AND MAY BE UNABLE TO SELL OUR STOCK ON TERMS FAVORABLE TO YOU.

    Our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. We and the representative of the underwriters have determined the initial public offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

       - actual or anticipated fluctuations in our results of operations;

       - changes in or failure by us to meet securities analysts' expectations;

       - announcements of technological innovations;

       - introduction of new services by us or our competitors;

       - developments with respect to intellectual property rights;

       - conditions and trends in the Internet and other technology industries; and

       - general market conditions.

    In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stocks of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources which are needed to successfully run our business. If an active public market in our stock does not develop, you may be unable to sell your stock on favorable terms.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR EXISTING STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

    The market price of our common stock could drop due to the sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

    After this offering, 13,587,500 shares of common stock will be outstanding. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The number of shares of common stock outstanding would increase to 14,037,500 and the number of freely tradable shares would increase to 3,450,000 if the underwriters exercise their over-allotment option in full. Simultaneously with this offering, we have registered for resale an aggregate of 1,336,250 shares on behalf of stockholders who acquired shares in connection with private placements of convertible promissory notes and Series A Convertible Preferred Stock in 1999.

    Holders of all of our outstanding shares as well as each of our executive officers and directors (regardless of whether they own shares), have entered into lock-up agreements pursuant to which they have agreed not to sell, pledge, assign or otherwise transfer, or agree to sell, pledge, assign or transfer any of their shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Cruttenden Roth Incorporated, on behalf of the underwriters. These individuals or entities may request that Cruttenden Roth Incorporated consider an early release from their lock-up agreement. Cruttenden Roth Incorporated may, at any time and without notice, grant an early release for shares subject to these lock-up agreements. Giving effect to these lock-up agreements and applicable legal restrictions, the number of shares of common stock and the dates when these shares will become freely tradeable or saleable in the market (subject to volume limitations and other requirements of Rule 144 applicable to affiliates and certain other stockholders) is as follows:

NUMBER OF SHARES        DATE
----------------        ----
   3,000,000 shares     At the date of this prospectus.
  10,587,500 shares     180 days following the date of this prospectus.

    Upon expiration of the 180-day lock-up period, the shares registered on behalf of private placement stockholders may be sold in the market pursuant to a selling stockholder prospectus in the form accompanying the registration statement of which this prospectus is a part. Shares subject to the 180-day lock-up period, other than those that are registered on behalf of the private placement stockholders, may be sold into the public market without registration under the Securities Act in compliance with the volume limitations and other applicable restrictions of Rule 144 under the Securities Act. Such shares must be held for a period of at least one year before they are eligible for resale in the public market pursuant to Rule 144.

    After the date of this prospectus, we intend to file a registration statement under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options and reserved for issuance under our stock option and stock bonus plans. This registration statement is expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options (as well as the terms of the lock-up agreements), shares covered by this registration statement will be eligible for sale in the public markets. See "Shares Eligible for Future Sale."

SIGNIFICANT OWNERSHIP BY INSTITUTIONAL SHAREHOLDERS MAY REDUCE LIQUIDITY IN OUR SHARES AND INCREASE VOLATILITY IN THE TRADING PRICE OF OUR COMMON STOCK.

    Because mutual funds and other institutional investors tend to acquire and hold relatively large blocks of stock that are not easily saleable in the public market, the acquisition of a substantial portion of the shares offered hereby by a limited number of institutional investors could effectively reduce the number of shares available for trading in the public market. Such concentration of institutional ownership could adversely affect the liquidity of any public market for our shares. Such reduced liquidity could make it more difficult for you to sell your stock at favorable prices and could result in increased volatility in the trading price of our common stock. Moreover, in the event that any such institutional investor elects to dispose of a large block of stock in the public market, such sale could have a significant adverse effect on the trading price of our common stock.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS OF THIS OFFERING AND MAY USE THE NET PROCEEDS FOR PURPOSES OTHER THAN THOSE DESCRIBED IN THIS PROSPECTUS.

    We have no current specific plans for the use of the net proceeds from this offering. We intend generally to use the net proceeds from this offering for working capital and general corporate purposes, which may include information technology, the expansion of our sales and marketing activities and future acquisitions. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will therefore have significant flexibility in applying the net proceeds of this offering. Our success and growth depends on the beneficial use of the net proceeds.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, INDEMNIFICATION AGREEMENTS, AND TEXAS BUSINESS CORPORATION LAW COULD DELAY OR PREVENT A POSSIBLE TAKEOVER, EVEN IF A CHANGE IN CONTROL WOULD BE BENEFICIAL TO SOME STOCKHOLDERS.

    Our Articles of Incorporation and Bylaws contain provisions that could discourage potential acquisition proposals or proxy contests and might delay or prevent a change in control. These provisions, our indemnification agreements with our directors and executive officers and certain provisions of Texas Business Corporation Law could make us less attractive to potential acquirers. These provisions could also result in our stockholders being denied a premium for, or receiving less for, their shares than they otherwise might have been able to obtain in a takeover attempt.

OUR STOCKHOLDERS MAY HAVE DIFFICULTY IN RECOVERING MONETARY DAMAGES FROM OUR DIRECTORS.

    Our Articles of Incorporation contain a provision which eliminates the personal liability of our directors for monetary damages to be paid to us and our stockholders for some breaches of fiduciary duties. In addition, we have entered into indemnification agreements with each of our directors and executive officers regarding certain claims that may be asserted against directors or officers. As a result of this charter provision and the indemnification agreements, our stockholders may be unable to recover monetary damages against our directors for their actions that constitute breaches of fiduciary duties, negligence or gross negligence. Inclusion of this provision in our charter may also reduce the likelihood of derivative litigation against our directors and may discourage lawsuits against our directors for breach of their duty of care even though some stockholder claims might have been successful and benefited stockholders.

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never paid dividends on our common stock. We do not intend to pay dividends and for the foreseeable future purchasers should not expect to receive dividends on our common stock.

WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS.

    This prospectus contains forward-looking statements which relate to possible future events, our future performance and our future operations. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "potential" or "continue," as well as the negatives of these terms or other similar expressions. These forward-looking statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    Assuming a public offering price of $13.00 per share, the net proceeds to us from the sale of 3,000,000 shares of common stock in this offering are approximately $34,270,000 ($39,535,000 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses.

    We have no current specific plans for use of the net proceeds from this offering. Our management will have broad discretion over the use of the net proceeds. We intend to use the net proceeds of this offering for working capital and general corporate purposes, which may include information technology, the expansion of our sales and marketing activities and future acquisitions. We may also use a portion of the net proceeds for the development of business-to-business e-commerce solutions for other industries.

    We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each purpose discussed above. The amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to our introduction of any new services.

    In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. We have not yet established criteria for evaluating acquisitions or investments. We intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities or guaranteed obligations of the U.S. government pending the above uses.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion of our business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of PartsBase.com as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to the issuance and mandatory conversion of all outstanding convertible notes and all outstanding Series A Convertible Preferred Stock under the terms of which they were issued; and

    - on a pro forma basis as adjusted to reflect our receipt of the net proceeds from the sale of the 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

    You should read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements, including the notes thereto included elsewhere in this prospectus.

                                                                      AS OF SEPTEMBER 30, 1999
                                                          -------------------------------------------------
                                                            ACTUAL       PRO FORMA    PRO FORMA AS ADJUSTED
                                                            ------       ---------    ---------------------
Convertible notes payable...............................  $   900,000   $        --        $        --
Stockholders' equity (deficit):
Series A convertible preferred stock, 2,000,000 shares
  authorized, none issued and outstanding; pro forma--
  1,000,000 shares authorized, none issued and
  outstanding; pro forma as adjusted--1,000,000 shares
  authorized, none issued and outstanding...............           --            --                 --
Common stock (class A), no par value; 20,000,000 shares
  authorized, 9,958,250 shares issued and outstanding;
  pro forma--20,000,000 shares authorized, 11,294,500(1)
  shares issued and outstanding; pro forma as
  adjusted--20,000,000 shares authorized, 14,294,500(1)
  shares issued and outstanding(2)......................           --            --                 --
Additional paid-in capital..............................    7,196,767   $11,964,017        $46,234,017
Accumulated deficit.....................................   (2,304,522)   (4,206,897)        (4,206,897)
Unearned compensation...................................   (3,879,405)   (3,879,405)        (3,879,405)
                                                          -----------   -----------        -----------
Total stockholders' equity..............................    1,012,840     3,877,715         38,147,715
                                                          -----------   -----------        -----------
Total capitalization....................................  $ 2,296,173   $ 3,877,715        $38,147,715
                                                          ===========   ===========        ===========

--------------------------

(1) Outstanding shares does not reflect the cancellation in November 1999 of 707,000 shares of common stock outstanding under our Restricted Stock Bonus Plan at September 30, 1999.

(2) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999, and does not include the following:

    - 200,000 shares issuable upon exercise of an outstanding stock purchase warrants;

    - 2,000,000 shares reserved for issuance under our Stock Option Plan, under which options to acquire 994,375 shares are outstanding as of the date of this prospectus; and

    - 150,000 shares of common stock issuable upon exercise of stock purchase warrants to be issued to Cruttenden Roth Incorporated, the representative of the underwriters, upon completion of the offering at an exercise price equal to 120% of the initial public offering price.

                                    DILUTION

    Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

    As of September 30, 1999, our pro forma net tangible book value was $1,736,049, or $0.15 per share of common stock after giving effect to the issuance and conversion of all outstanding Series A Convertible Preferred Stock and convertible notes into shares of common stock.

    As of September 30, 1999, our pro forma net tangible book value as adjusted for the sale of the 3,000,000 shares offered in this offering and application of the net proceeds of $34,270,000 (at the assumed initial public offering price of $13.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses), would have been approximately $2.52 per share.

    This represents an immediate increase of $2.37 per share to existing stockholders and an immediate and substantial dilution of $10.48 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

                                                               PER SHARE OF
                                                                  COMMON
                                                                  STOCK
                                                              --------------
Assumed initial public offering price.......................          $13.00
  Pro forma net tangible book value as of September 30,
    1999....................................................  $0.15
  Increase attributable to new investors....................   2.37
Pro forma net tangible book value after the offering........            2.52
                                                                      ------
Dilution to new investors...................................          $10.48
                                                                      ======

    The following table summarizes, on a pro forma basis as of September 30, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders, including the conversion of convertible notes and Series A Convertible Preferred Stock into common stock and the new investors with respect to the number of shares of common stock purchased from us based on the assumed initial public offering price of $13.00 per share and before deducting the underwriting discounts and commissions and our estimated offering expenses:

                                SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                              ---------------------   ----------------------   PRICE PER
                                NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                              ----------   --------   -----------   --------   ---------
Existing stockholders.......  11,294,500     79.0%    $ 3,100,000      7.4%     $ 0.27
New investors...............   3,000,000     21.0      39,000,000     92.6      $13.00
                              ----------    -----     -----------    -----
  Totals....................  14,294,500    100.0%    $42,100,000    100.0%
                              ==========    =====     ===========    =====

The above discussion and tables exclude:

    - 200,000 shares issuable upon exercise of an outstanding stock purchase warrants;

    - 2,000,000 shares reserved for issuance under our Stock Option Plan, under which options to acquire 994,375 shares are outstanding as of the date of this prospectus; and

    - 150,000 shares of common stock issuable upon exercise of stock purchase warrants to be issued to Cruttenden Roth Incorporated, the representative of the underwriters, upon completion of the offering at an exercise price equal to 120% of the initial public offering price.

    In addition, the above discussion does not reflect the cancellation in November 1999 of 707,000 shares of common stock outstanding under our Restricted Stock Bonus Plan at September 30, 1999.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from April 1, 1996 (date of inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, and the balance sheet data at September 30, 1999 and December 31, 1996, 1997 and 1998 has been derived from the audited financial statements of PartsBase.com. We believe the interim financial data reflect all adjustments necessary to present fairly the results of operations for the nine months ended September 30, 1998. These adjustments are of a normal recurring nature. The results of operations of prior periods are not necessarily indicative of results that may be expected for any other period. Our predecessor was founded in April 1996 under the name Aviation Parts Base, a division of Aviation Laboratories, Inc., and began accepting members to the database at such time. In April 1999, the assets of the division were conveyed to Mr. Robert A. Hammond, Jr. in consideration for, among other things, Mr. Hammond's equity interest in Aviation Laboratories, Inc. On April 27, 1999, Mr. Hammond transferred the assets of the division into and incorporated PartsBase.com as a Texas corporation. The accounting for the contribution of the division into the Company has been reported in the accompanying financial statements as a reorganization of entities under common control in a manner similar to a pooling of interests.

                                          PERIOD FROM
                                         APRIL 1, 1996                                          NINE MONTHS
                                         (INCEPTION),            YEAR ENDED                        ENDED
                                              TO                DECEMBER 31,                   SEPTEMBER 30,
                                         DECEMBER 31,    ---------------------------   -----------------------------
                                             1996            1997           1998           1998            1999
                                         -------------   ------------   ------------   -------------   -------------
STATEMENT OF OPERATIONS DATA:
Net revenue............................   $       --      $    2,861     $    3,504     $      800      $   120,761

Cost of revenue........................       16,842         104,041         43,462         34,112          585,419
Noncash compensation expense...........           --              --             --             --          114,400
                                          ----------      ----------     ----------     ----------      -----------
Total cost of revenue..................       16,842         104,041         43,462         34,112          699,819
                                          ----------      ----------     ----------     ----------      -----------
Gross loss.............................      (16,842)       (101,180)       (39,958)       (33,312)        (579,058)
Operating expenses
  General and administrative...........       55,064          90,452        108,163         75,188          515,543
  Noncash compensation expense.........                                                                     464,578
                                          ----------      ----------     ----------     ----------      -----------
    Total operating expenses...........       55,064          90,452        108,163         75,188          980,121
                                          ----------      ----------     ----------     ----------      -----------
    Operating loss.....................      (71,906)       (191,632)      (148,121)      (108,500)      (1,559,179)
Other income (expense)
  Interest expense.....................           --              --             --             --         (800,511)
  Interest income......................           --              --             --             --            2,437
    Total other income (expense).......           --              --             --             --         (798,074)
                                          ----------      ----------     ----------     ----------      -----------
    Net loss (1).......................   $  (71,906)     $ (191,632)    $ (148,121)    $ (108,500)     $(2,357,253)
                                          ==========      ==========     ==========     ==========      ===========
Net loss per common share--basic and
  diluted (1)..........................           --              --             --             --      $     (0.24)
Weighted average common shares
  outstanding--basic and diluted.......           --              --             --             --        9,958,250

                                                                AS OF
                                                            DECEMBER 31,
                                      ---------------------------------------------------------         AS OF
                                            1996                1997                1998          SEPTEMBER 30, 1999
                                      -----------------   -----------------   -----------------   ------------------
BALANCE SHEET DATA:
Cash and cash equivalents...........       $    --             $    --            $     --            $  257,796
Working capital deficit.............        (2,043)             (1,709)            (25,128)             (364,802)
Total assets........................         1,767               7,848               6,084             2,692,319
Convertible notes payable...........            --                  --                  --               900,000
Total stockholders' equity
  (deficit).........................          (276)              6,139             (19,044)            1,012,840

------------------------------

(1) Since we have incurred net losses since inception, we would not have incurred any income tax liabilities during the periods prior to incorporation on April 27, 1999, and any deferred tax assets would have had a corresponding valuation allowance and therefore pro forma presentation is not required.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus and which are deemed to be incorporated into this section. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including but not limited to those set forth under "Risk Factors" and included elsewhere in this prospectus.

OVERVIEW

    PartsBase.com is an online provider of Internet business-to-business e-commerce services for the aviation industry. Our e-commerce marketplace provides a means for our members to buy and sell aviation parts and products in an efficient, competitive and cost-effective manner. Our target members are primarily the businesses that buy and sell aviation parts, supplies and components in the global marketplace. We have designed our e-marketplace to meet the needs of these customers and their industry.

    We began operations in April 1996 as a division of Aviation
Laboratories, Inc. In April 1999, we incorporated PartsBase.com and acquired all of the assets from Robert A. Hammond, Jr. In September 1999, we relocated the company to Boca Raton, Florida. From April 1996 to October 1998, when we began charging for our services, we were engaged in the development of our database and developing our e-marketplace software and network infrastructure.

    To date, substantially all of our revenue have come from annual subscription fees for access to our e-marketplace. Most of our members are companies that sell products and services to the aviation industry. Generally, our subscriptions are entered into on an annual basis. Although we have executed a few subscriptions of a longer duration, generally these contracts may be terminated at any time.

    In the future, we plan to derive revenue from sources other than subscription fees within our e-marketplace, including transaction fees. In addition, we intend to generate transaction fee revenue from transactions consummated by our members with value added merchandise and service providers. Also, we believe we will generate advertising fees from banner and classified advertisements. We cannot assure you that we will be successful in generating any of these additional revenue and fees.

    Since our inception in April 1996, we have incurred significant net losses. From inception through December 31, 1996, we had a net loss of $71,906. For the years ended December 31, 1997 and 1998, our net losses were $191,632 and $148,121, respectively. For the nine months ended September 30, 1998 and 1999, we had net losses of $108,500 and $2,357,253, respectively.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1999

    NET REVENUE. Our revenue consists of subscription fees charged to our subscribers and, to a lesser extent, banner advertising revenue. Our net revenue was $800 for the nine months ended September 30, 1998, and represented banner advertising revenue compared to net revenue of $120,761 for the nine months ended September 30, 1999, which consisted of $116,261 of subscription revenue and $4,500 of bannner advertising revenue. We did not charge a subscription fee during the nine months ended September 30, 1998.

    COST OF REVENUE. Our cost of revenue consists of compensation for our sales and marketing personnel, telephone expenses, Web site development, a proportion of rent and office expenses and, to a lesser extent, bank and credit card processing charges. Our cost of revenue increased from $34,112 for the nine months ended September 30, 1998, to $699,819 for the nine months ended September 30, 1999, including noncash compensation expense of $114,400 related with the issuance of our restricted stock. This increase is attributable to an increase in the size of our sales force from 1 at September 30, 1998 to 40 at September 30, 1999. We plan to continue to increase the size of our sales force. We expect that our sales and marketing expenditures will increase significantly, both in absolute dollars and as a percentage of net revenue, as we increase our marketing efforts and incur additional sales commissions.

    Our gross loss increased from $33,312 for the nine months ended
September 30, 1998 to $579,058 for the nine months ended September 30, 1999 as a result of the factors described above.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased from $75,188 for the nine months ended September 30, 1998, to $515,543 for the nine months ended September 30, 1999. Our general and administrative expenses for the nine months ended September 30, 1998 consisted of personnel costs of $43,692 and costs allocated from our former parent of $31,496 while expenses for the nine months ended September 30, 1999 consisted of personnel costs of $189,283, amortization of deferred financing costs of $97,716, advertising costs of $46,524 and other costs totaling $182,019. The increase in personnel costs is attributable to the increase in the number of our executive and administrative staff from one at September 30, 1998 to six at September 30, 1999. The amortization of deferred financing costs relates to our private placement of convertible notes which began in June 1999. We did not begin incurring advertising costs until after September 30, 1998. Our costs increased for the nine months ended September 30, 1999 over the same period in 1998 due to our expansion of a fully operational office in 1999. During 1998 we were allocated costs incurred by our former parent. The overall increase in costs corresponds to the increase in our revenues and marketing efforts. We expect that our general and administrative expenses will increase in absolute dollars as we continue to expand our operations but decrease as a percentage of net revenues.

    In connection with the issuance of our restricted stock, we recognized noncash compensation expense of $464,578 which has been classified as a component of operating expenses for the nine months ended September 30, 1999. We did not have any noncash compensation expense for the same period of 1998.

    INTEREST EXPENSE. Interest expense relates to the issuance of convertible notes as part of our private placement from June 1999 through August 1999. Our interest expense increased from $0 for the nine months ended September 30, 1998, to $13,010 for the nine months ended September 30, 1999. Also included in interest expense for the nine months ended September 30, 1999 is $787,500, representing the beneficial conversion feature applicable to such convertible notes. Prior to June 30, 1999, we did not have any debt.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998

    NET REVENUE. Net revenue increased from $2,861 for 1997, which represented banner advertising revenue, to $3,504 for 1998, which consisted of $800 in banner advertising revenue and $2,704 in subscription revenue. We did not begin charging subscription fees until November 1998.

    COST OF REVENUE. Our cost of revenue decreased from $104,041 for the year ended December 31, 1997, to $43,462 for the year ended December 31, 1998. Our cost of revenue consisted of Web site development costs and communication expenses. In 1998, we continued to upgrade our network capacity and functionality. However, such activity was lower than in 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased from $90,452 for 1997 to $108,163 for 1998. Expenses consisted of general and administrative personnel costs and an allocation of costs from our former parent. The increase was attributable to more costs being allocated from our former parent in 1998 than in 1997.

PERIOD FROM APRIL 1, 1996 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996
  AND YEAR ENDED DECEMBER 31, 1997

    NET REVENUE. We did not have any revenue for the period from April 1, 1996 (date of inception) to December 31, 1996. Prior to that time, we were not engaged in our basic service. In April 1996, we began Aviation PartsBase and began offering our service at no charge. Net revenue for 1997 consisted of banner advertising revenue of $2,681.

    COST OF REVENUE. Our cost of revenue increased from $16,482 for the period from April 1, 1996 (date of inception) to December 31, 1996, to $104,041 for the year ended December 31, 1997. Our cost of revenue consisted of marketing, Web site development and communications expenses. In 1997, we began to upgrade Web site functionality. Our gross loss increased from $16,842 for the period from April 1, 1996 (date of inception) to December 31, 1996 to $101,180 for 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased from $55,064 for the period April 1, 1996 to December 31, 1996 to $90,452 for 1997. Expenses consisted of general and administrative personnel costs and an allocation of costs from our former parent. The increase was attributable to an increase in the number of personnel from four in 1996 to six in 1997 and to more costs being allocated from our former parent in 1997 than in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception in April 1996, we have had significant negative cash flows from our operations. For the period from inception through December 31, 1996, we used $59,995 of cash for operations. For the years ended December 31, 1997 and 1998, we used $168,373 and $83,096 of cash, respectively, in our operating activities. For the nine months ended September 30, 1998 and 1999, we used a total of $352,126 and $76,894, respectively, of cash in our operating activities. Cash used in operating activities in each period resulted from net losses in those periods. For the nine months ended September 30, 1999, our cash used in operating activities included increases in our trade accounts receivable of $115,639. This reflects our efforts to expand the subscription base by allowing for payment terms up to 60 days. Since our inception, we have used cash totaling $253,256 in our investing activities, which have consisted of expenditures for computer and related equipment, furniture and fixtures, communication equipment and leasehold improvements as well as deposits on various equipment leases. For the period from inception through December 31, 1996, we used $3,496 of cash for investing activities. For the years ended December 31, 1997 and 1998, we used $8,476 and $688, respectively, of cash for investing activities. For the nine months ended September 30, 1999, we used $240,596 of cash for investing activities.

    Since inception, we have financed our operations from the collection of subscription fees and proceeds of convertible subordinated notes payable. Robert
A. Hammond, Jr., our principal stockholder and Chief Executive Officer, loaned us $80,900. Between June 9, 1999 and August 31, 1999, we obtained financing in the form of convertible notes payable totaling $900,000.

    As of September 30, 1999, our principal source of liquidity was approximately $257,796 of cash and cash equivalents. As of September 30, 1999, we had no material commitments for capital expenditures, but we expect such expenditures to be approximately $825,000 during the remainder of 1999. Such expenditures will primarily be for computer equipment to expand and enhance our network.

    We believe that we have sufficient cash and cash equivalents to fund our operating and investing activities for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, additional dilution could result. In addition, any equity securities issued might have rights, preferences or privileges senior to our common stock.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our convertible notes payable have a fixed rate and, therefore, do not expose us to risk of earnings loss due to changes in market interest rates. The market value of the convertible notes payable was $5,413,010 based on the market value of the underlying common stock on September 30, 1999 plus unpaid interest as of September 30, 1999.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We currently do not engage in, nor expect to engage in, derivative or hedging activities, and therefore we anticipate there will be no impact to our consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We adopted SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 did not have a material impact on our financial condition, results of operations or cash flows.

    In April 1998, the AICPA issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. We adopted SOP 98-5 on January 1, 1999. The adoption of SOP 98-5 did not have a material impact on our financial position, results of operations or cash flows.

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                                    BUSINESS

OUR BUSINESS

    PartsBase.com is an online provider of Internet business-to-business e-commerce services for the aviation industry. Our global e-commerce marketplace provides a means for our over 13,000 members in more than 115 countries to buy and sell new, used and overhauled aviation parts and products in an efficient, competitive and cost-effective manner. Our solution is designed to streamline the procurement cycle for our members by enabling them to source, bid parts and products and eventually manage their order payment online. We estimate that our e-marketplace utilizes a database of approximately 1,200 suppliers, which we believe constitutes one of the largest independent databases of inventory and information in the aviation industry. Current members of our e-commerce marketplace include Boeing, Honeywell, Federal Express, Pratt & Whitney, Northrup Grumman Aviation and United Parcel Service.

    Our goal is to solidify a position as a leading aviation industry e-commerce marketplace in order to capitalize on the continued expansion of the highly-fragmented market for aviation parts and products. Our solution takes advantage of the growth, pervasiveness, low costs and community building nature of the Internet as a basis for e-commerce for the broad, highly fragmented aviation industry. We believe that the value of our e-marketplace grows substantially as each new member brings additional parts, products, information and buying power to our community.

    In addition, we have signed an agreement with Tradex Technologies, Inc., a subsidiary of Ariba, Inc., to install and implement customized software that will allow for seamless online transactions. We have also contracted with Trading Dynamics, Inc., another subsidiary of Ariba, Inc., to provide software for our auction platform. Tradex Technologies, Inc. and Trading Dynamics, Inc. are providers of digital marketplace solutions and have contracted to supply us with our transaction platform for our e-marketplace.

INDUSTRY BACKGROUND

    GROWTH OF E-COMMERCE. The growth of the Internet and related technologies has resulted in drastic changes in the way businesses and consumers communicate, share information and conduct business. As Internet usage has increased, the Internet has expanded from a medium primarily for publishing information to one that enables more complex business-to-business communications and commerce. At the same time, in response to increasing competitive pressures to lower costs, decrease inventories and improve sales and marketing productivity, businesses are increasingly replacing paper-based transactions with more efficient Internet e-commerce solutions. Forrester Research estimates that the business-to-business e-commerce market will grow from $43 billion in 1998 to $1.3 trillion by 2003.

    The dynamics of business-to-business e-commerce relationships differ significantly from those of other e-commerce relationships. We believe business-to-business e-commerce solutions are likely to be most readily accepted by industries characterized by a large number of buyers and sellers, a high degree of fragmentation among buyers, sellers or both, significant dependence on information exchange, large transaction volume and user acceptance of the Internet.

    AVIATION PARTS INDUSTRY. The worldwide market for aviation parts and products is highly fragmented and parts are supplied by many types of suppliers, including airlines, OEMs, numerous distributors, on-site airport maintenance providers, also known as fixed base operators, FAA certified facilities, traders and brokers. Aerospace Industries Association estimates that total exports and imports of aircraft parts and products were approximately $29 billion in 1999. Furthermore, in recent years, the airline industry has experienced rapid growth in business and leisure travel. As a result, the world fleet of aircraft is projected to increase from 12,600 aircraft in 1998 to 28,400 aircraft in 2018, according to the Boeing Report. The increase in travel and the number of aircraft have likely contributed to demand for aircraft parts and products as aircraft must be serviced at scheduled intervals. In addition,

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management believes that as the age of the world fleet of aircraft increases, demand for new, used and overhauled aircraft parts and products may increase.

    Historically, airlines have controlled the majority of the aviation parts and products inventory. Management believes airlines are beginning to reduce the size of their parts inventories in an effort to reduce inventory carrying costs. These inventory reductions have increased reliance by airlines on suppliers of new, used and overhauled parts and products, many of which may be difficult to obtain from manufacturers on a timely basis, if at all. If airlines demand time responsive inventory procurement processes, responsibility for inventory storage and handling may shift to suppliers.

    Suppliers of aviation parts and products are geographically disperse and because of the specialized and complex nature of such parts and products, the particular part or product desired by a buyer may not be easily accessible. Buyers often search for a specific part or product to meet the parameters for a specific aircraft at a particular location. Buyers may spend several hours examining multiple paper catalogs and other information from different suppliers to identify the most appropriate part or product. After locating the desired part or product, buyers place orders by telephone, fax, or e-mail and typically must place orders with multiple suppliers in order to obtain parts or products related to a single aircraft. Orders for aviation parts or products are typically handled through internal, paper-based processes that require manual preparation, written approval by purchasing managers and manual order tracking, and billing and reporting across multiple departments within an organization. We view current paper-based procurement processes as complex, cumbersome and time-consuming. Paper-based orders also tend to be costly for buyers and sellers to track and bill, and the decentralized order process does not facilitate the collection of data that is necessary for efficient pricing and delivery.

    OPPORTUNITY FOR BUSINESS-TO-BUSINESS E-COMMERCE SOLUTION. We believe the fragmentation and complexities of the aviation industry and the current paper-based purchasing processes create the need for a business-to-business e-commerce solution that seamlessly brings together buyers and sellers of aviation parts and products. To effectively address the needs of buyers and sellers, it is important that the solution offers a neutral and fair marketplace with accurate catalog descriptions of parts and products and such information must also be fairly and accurately presented to buyers. In addition, the solution should offer sellers an opportunity for incremental sales and the ability to offer buyer-specific pricing.

    Traditional purchasing methods also present a number of challenges to sellers trying to reach buyers of aviation parts and products. Due to the high cost of printing and distributing paper catalogs, sellers cannot cost-effectively manage frequent updates and distribution of time-sensitive information. We view these catalogs as cumbersome to search and limited in their ability to provide depth of product and seller content. Sellers who are small in size may have limited resources available to support the growing challenge of marketing and selling to the highly fragmented worldwide market for aviation parts and products. As a result, we believe traditional procurement and sales methods are inefficient in many respects for both buyers and sellers.

    TRADITIONAL ELECTRONIC PURCHASING. We believe the current methods which use information technology to reduce inefficiencies in corporate purchasing have limitations that prevent widespread adoption. Two such methods are conventional Electronic Data Interchange, also known as EDI, and Enterprise Purchasing Software Systems. EDI systems allow computers to exchange information in uniform formats across private networks without human intervention. Because EDI systems rely on the execution of pre-defined transactions, we believe they are generally not well suited for dynamic procurement environments involving many buyers and sellers of a wide variety of goods and services. By contrast, some vendors have developed Enterprise Purchasing Software Systems designed to improve the coordination of the purchasing function across large enterprises. However, both EDI systems and Enterprise Purchasing Software Systems can be expensive to license and/or install and may require users to pay ongoing maintenance and/or transaction fees. Due to the expense and complexity of these

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systems, they are generally unsuitable for all but the largest organizations.
Furthermore, we believe that neither EDI nor Enterprise Purchasing Software Systems offer a full spectrum of online procurement functions.

THE PARTSBASE.COM ADVANTAGE

    The Internet provides a cost-effective medium for businesses, regardless of size, to link directly to their communities of customers and other business partners. Our solution takes advantage of the low costs and community building nature of the Internet to support our business-to-business e-commerce marketplace. Our e-marketplace offers targeted content and services to meet the specific needs of our members. With a standard Internet connection, a Web browser and a PartsBase.com membership, each of our e-marketplace members can immediately participate as both a buyer and a seller.

    Our solution is comprised of an e-marketplace where our members can buy and sell a wide range of aviation parts and products over the Internet in an efficient and cost-effective manner. We estimate that our e-marketplace utilizes a database of approximately 37 million aviation parts and products from approximately 1,200 suppliers. In addition, our advanced search functions enable users to quickly and easily identify and locate the parts and products they need. We have designed our e-marketplace to attract professionals responsible for selecting and purchasing aviation parts and products. We believe our service enables our members to quickly realize the benefits of increased efficiency, faster turnaround and more timely information. Our solution is designed to provide the following benefits to our members:

       - reduced procurement costs;

       - more efficient pricing and improved access to sellers for buyers;

       - ability to locate the most geographically desirable parts;

       - expanded distribution opportunities for sellers; and

       - ease of use and better access to information.

    REDUCED PROCUREMENT COSTS. By eliminating many costly and time-consuming functions of the traditional procurement process, we believe our e-marketplace allows our members to reduce operating costs and shorten cycle times in the buying and selling processes. Rather than searching through several paper-based catalogs, buyers can identify and locate products through a single electronic database. Our solution enables buyers to rapidly prepare and broadly distribute bid requests and allows sellers to respond to these bid requests in a timely and efficient manner. Moreover, our solution allows buyers and sellers to immediately access our e-marketplace without incurring the cost of additional software and system maintenance.

    MORE EFFICIENT PRICING AND BROADER PRODUCT CHOICES FOR BUYERS. By automating the search and bid request process, our solution allows buyers to identify sellers with desired inventory in our e-marketplace and to send out bid requests efficiently. In addition, our e-marketplace allows buyers to expand the number of sellers from which they request bids. Our database provides buyers with the online ability to compare various products from an individual supplier or multiple suppliers. As a result of increased access to sellers, product availability and pricing information, we believe many of our members have realized reductions in the cost of the parts and products they have purchased in our e-marketplace.

    ABILITY TO LOCATE THE MOST GEOGRAPHICALLY DESIRABLE PARTS. By providing buyers access to a global e-marketplace for aircraft parts, we believe our solution enables buyers to avoid the delays and costs associated with traditional sourcing methods, which often require buyers to spend significant time and resources searching for parts on a piecemeal basis via phone or fax communication to regional

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
suppliers. As a result, we believe that buyers are often unable to quickly locate and receive needed parts at the best available price. With our solution, we believe our members can locate and source needed parts and products in a timely and cost-effective manner, regardless of where the buyer is located.

    EXPANDED DISTRIBUTION OPPORTUNITIES FOR SELLERS. We believe that our e-marketplace enables sellers to receive RFQs from buyers to whom they might not otherwise have access. Sellers in our e-marketplace, regardless of their size and marketing resources, can receive RFQs from buyers throughout the world. Sellers whose size would prohibit them from actively participating in a traditional marketplace thus have access to expanded distribution channels. We also believe that our solution enables many of our sellers to offer, for the first time, their goods and services for sale over the Internet. In addition, we offer sellers the capability to update product information and introduce new products without being limited by specific catalog publication cycles. As a result, we believe our e-marketplace is an effective tool for sellers to achieve broader marketing and sales exposure in their primary markets and to enter new geographic markets on a cost-effective basis.

    EASE OF USE AND BETTER ACCESS TO INFORMATION. With a standard Internet connection and Web browser, our members are provided quick and easy access to our e-marketplace from anywhere in the world. Our e-marketplace solution allows sellers to control pricing and descriptive information about the aviation parts and products they offer, helping to ensure that potential buyers obtain accurate information on a 24-hour, 7-day a week basis. Moreover, our solution encourages sellers to update their inventory regularly by displaying the most recent inventory entries at the top of a list of those sellers with a particular part in stock.

OUR SOLUTION

    We currently offer a variety of services to our members. The following summarizes some of our current and proposed services and features of our e-marketplace:

       - Online buying and selling;

       - Transaction information;

       - Online auctions;

       - Procurement controls; and

       - Community.

    ONLINE BUYING AND SELLING. Our global e-marketplace enables our members worldwide to interact as buyers and sellers, streamlining their purchase and sale process over the Internet. In addition to searching by part number, our members are able to utilize advanced search functions, such as Wildcard search, Smart search and Keyword search, each of which allow members to use either a description or a partial part number to locate the desired part. Also, members using our e-marketplace's posting function can send an RFQ (including requests for line item price quotes) to sellers who respond electronically with pricing and availability information.

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
    TRANSACTION INFORMATION. Our e-marketplace will allow members to update their inventory database information. After sellers respond with bids, buyers can analyze the responses and select one seller's bid or to select items from specific sellers. We intend to design our solution so that after a bid is accepted, our e-marketplace will allow buyers to complete the purchase by creating and sending electronic purchase orders and finalizing the payment and delivery instructions. In addition, sellers will be able to electronically disseminate accurate information in a timely and cost efficient manner.

    ONLINE AUCTIONS. Our e-marketplace will allow us to host and administrate various types of online auctions for aircraft parts and products. We believe such auctions will provide buyers and sellers an efficient means to purchase and sell such parts and products.

    PROCUREMENT CONTROLS. A client password file is checked at each member login and whenever members access the database. In the future, we intend to implement controls which will allow members to limit their employees' access to selected sellers, specific items, quantities and service features. Through such protocols, control over corporate purchasing will be significantly enhanced without the installation of expensive enterprise purchasing software systems. Members will also be able to monitor employee requests for proposals and purchase orders. We will also maintain records of procurement activity by our members that can be used to verify or validate transactions.

    COMMUNITY. In addition to providing community-building information such as industry job and aircraft sales listings, as well as links to members and other industry Web sites, we will continue to expand our services to help foster interaction among our members. We plan to introduce additional features such as industry trade news, discussion forums, chat rooms and bulletin boards, all of which foster active community participation among our members. We expect to continue to add features, content and services that enhance the benefits of membership in our e-marketplace.

    In addition to the foregoing, we have recently contracted with Tradex Technologies, Inc., a multi-party e-commerce transaction software developer and subsidiary of Ariba, Inc., for the installation and implementation of transaction software. We have also contracted with Trading Dynamics, Inc., another subsidiary of Ariba, Inc., to provide software for our auction platform. Such additional services are expected to enable us to offer competitive online negotiation, pricing and bidding for products, and will allow us to act as a virtual clearing house for products. In addition, once implemented, the transaction software will enable our members to retrieve and review their purchase and sale activity through keyword, date, seller or purchase order number searches. This will enable buyers and sellers to utilize historical transaction data in making future pricing and procurement decisions. In addition, our solution will automatically generate inquiry and transaction records facilitating improved documentation and auditing.

OUR BUSINESS STRATEGY

    Our objective is to establish our e-marketplace as the preferred aviation industry business-to-business solution. The key elements of our strategy include:

       - achieving growth through transaction fees and other sources of revenue;

       - strengthening the PartsBase.com brand;

       - increasing membership and market penetration;

       - establishing and expanding strategic sales and marketing relationships;

       - expanding our international presence; and

       - attracting and retaining members with new content, features and services.

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    ACHIEVING GROWTH THROUGH TRANSACTION FEES AND OTHER SOURCES OF
REVENUE. Substantially all of our current revenue is derived from subscription fees from certain of our members. In order to expand our potential revenue base, we have recently signed an agreement with Tradex Technologies, Inc. to install and implement customized software that will allow for online transactions among our members. We expect that such software will enable competitive online negotiating, pricing, and bidding for products, and will allow us to act as a virtual clearing house for parts and products. We believe that these features will allow us to generate additional revenue through transaction fees charged to our members. We may also generate additional revenue through the sale of banner advertisements, classified advertisements and other electronic promotions, as well as from fees for value-added services.

    STRENGTHENING THE PARTSBASE.COM BRAND. We believe that the breadth of features that we offer, the number of members in our e-marketplace and the goods and services offered by these members provide us with an essential foundation for a comprehensive e-commerce solution for the aviation industry. We plan to expand and enhance our marketing initiatives to increase our brand awareness and identity. These initiatives will include traditional and Internet-based advertising targeted at selected audiences, interviews, articles in business media and trade publications and direct sales and telemarketing.

    INCREASING MEMBERSHIP AND MARKET PENETRATION. Since our inception in 1996, we have grown our membership to over 13,000 by focusing on buyers and sellers in all facets of the aviation industry. In order to continue our membership growth and increase our worldwide market penetration, we intend to expand our sales and marketing efforts through our multilingual internal sales force, indirect sales channels and by leveraging our network of existing members.

    ESTABLISHING AND EXPANDING STRATEGIC SALES AND MARKETING RELATIONSHIPS. We intend to pursue strategic sales and marketing relationships to expand our membership, extend our marketing reach, and further develop our e-marketplace in a rapid and cost-effective manner. These expanded relationships, if successful, will increase the breadth of information, goods and services available to our members, thereby enabling us to attract and retain additional members.

    EXPANDING OUR INTERNATIONAL PRESENCE. Our goal is to become the leading e-marketplace for the aviation parts industry. We believe the international scope of the Internet, the global reach of many of our customers and the worldwide demand for aviation parts and products present opportunities to further expand our e-marketplace internationally. Presently, we estimate that approximately 25% of our members are based internationally or have international operations. We plan to leverage our technology, expertise, and existing member relationships to further expand our e-marketplace in other parts of the world.

    ATTRACTING AND RETAINING MEMBERS WITH NEW CONTENT, FEATURES AND SERVICES. We intend to continue increasing the number of members in our e-marketplace by introducing additional services and features, such as our online auction service, that appeal to the specific needs of our members. In addition, we intend to offer e-commerce transaction services such as online order payment processing.

OUR REVENUE SOURCES

    To date, our primary source of revenue has been subscription fees paid by certain of our members. In order to build the number of members in our e-marketplace, we have and will continue to provide free membership. As membership usage increases, we have and will continue to convert non-paying members to paying members.

    In order to expand our revenue base, we have recently contracted with Tradex Technologies, Inc., a subsidiary of Ariba, Inc., for the installation and implementation of transaction software that will allow us to implement an auction feature whereby our members will be able to buy and sell aircraft parts and products by engaging in competitive online negotiating, pricing and bidding. This transaction software is

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designed to allow us to act as a virtual clearing house for aviation parts and products sold in our e-marketplace. If such auctions are successfully developed and implemented, we believe we will be able to charge a negotiated fee that will vary based on the size, scope and price of the offered parts and products thereby generating additional revenues.

    We also plan to expand our revenue sources over time to include fees for classified advertising as well as increased revenue from banner advertisements. In addition, we believe our sources of revenue will increase as we expand the scope of our value-added services.

OUR E-MARKETPLACE MEMBERS

    Our target members are primarily the businesses that buy and sell aircraft parts and products in the global marketplace. We have over 13,000 members representing over 115 countries. Our members vary from small businesses and individual aircraft owners to Fortune 500 companies. Some of our members include:

A. J. Walter Aviation
AAR Cooper Aviation
AAXICO
ACES Airlines
Adria Airlines
Aero Group
AGES Group
Air Alfa Airlines
Air Atlantic Airlines
Airborne Express
Airmotive, Inc
Airspares UK
Alaska Airlines
Allied Signal Aerospace
American Aircarriers Support
American Helicopter
AMR Combs
Amway Corp
Arca Airlines
Avjet Trading
Banyan Air Service
Bell Air Charter
Bermuda Air Service
BF Goodrich Aerospace
Big Island Air
Boeing
Bombardier
British Aerospace
BAX Global
BWIA
California Propeller
Chrysler Pentestar
Colgan Air Services
Commander Aero Inc
Copenhagen Avionics A/S
D & D Aircraft Supply
Dallas Aerospace
Dee Electronics
Del Monte Aviation
Dyn Corp (NASA Houston)
ELECTROSONICS
Embraer
Executive Air Taxi
Falcon Air AB
FedEx
Fibraer Industria Aeronautica
Flight Safety international
Florida Jet Center
FLS Aerospace
Foremost Corporation
Galaxy Aerospace
Garrett Aviation Services
GE Engine Services Wales
General Electric Engine Services
Grimes Aviation
Hawker Pacific
Honeywell
Icelandair
Itapemirim Airlines
Jet Aviation
Keyson Airways
King Aerospace
Learjet, Inc.
Lider Taxi Aero
Lockheed Martin Services
Lone Star Mooney
Lord Corporation
Maine Aviation Group
Maritime Helicopters, Inc.
Memphis Group
Middle River Aircraft Services
Millennium Aviation
Million Air
Mobile Aerospace Engineering
Moog Aircraft Group
NASA Langley Research Center
Nell Joy Industries
New York State Police Aviation
Nordam
Northrup Grumman Aviation
Ohio State University Airport
Parker Hannifin
Pilkington
Pratt & Whitney
Precision Propeller Services
Rapco
Raytheon Aircraft Services
Reliant Airlines
Sabreliner Corporation
Sentry Aerospace Corporation
Singapore Technologies
Sundstrand Corp
Tag Aviation
Textron
Timken Aerospace
TPI Aviation
Unical Aviation
United Parcel Service
Universal Jet Aviation
U.S. Air Force
U.S. Coast Guard
U.S.A. Jet Airlines
Varig
Volvo Aero Corp.

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SALES AND MARKETING

    We market our solution through our direct internal sales force. Since our potential members fall within a defined market segment, we are able to identify and target the purchasing decision-makers and potential users who will influence the decision to adopt our e-commerce solution.

    Our sales and marketing approach is designed to help buyers and sellers understand both the business and technical benefits of our e-marketplace, and to promote adoption through one-on-one education and training. We intend to continue to expand our direct sales force through the establishment of multiple sales shifts per day, allowing us to reach geographically diverse markets. However, competition for sales personnel is intense, and we may not be able to attract, assimilate or retain additional qualified personnel in the future.

    Our sales and marketing programs are designed to educate our target market, create awareness and attract members to our e-marketplace. To achieve these goals, we intend to leverage our existing membership base and engage in marketing activities such as trade shows, speaking engagements and Web site marketing. Our targeted industry segment advertising activities include on-line business media and print advertisements in industry trade publications such as Avionics, Aviation Maintenance, Overhaul & Maintenance, Aviation Maintenance and Technology and Aviation Week.

    We provide member service support from 6:00 am to 12:00 am, Eastern Standard Time, Monday through Friday. Our customer support department is responsible for day-to-day contact with members and responds to questions from members through e-mail and a toll-free number. This department is responsible for retaining and increasing use by existing members and is an important aspect of member satisfaction. Our customer support and service personnel handle general member inquiries and technical questions. We have automated some of the tools used by our customer support and service staff, such as tracking screens that let our support staff track a transaction through a variety of information sources.

    Our worldwide sales and marketing group consisted of approximately 56 individuals as of December 31, 1999, all of whom are located at our Boca Raton, Florida headquarters.

TECHNOLOGY AND OPERATIONS

    Our e-marketplace technology serves as our enabling platform. Our Web site technology resides on our servers located in Houston, Texas and Boca Raton, Florida. Members access our service using a standard Web browser.

    Our Web site architecture is scalable, enabling us to accommodate membership growth. This scalability permits us to quickly add new members to our e-marketplace without those members incurring infrastructure costs.

    Our Internet service providers currently maintain three T3 Internet connections. The client connections are load balanced over our presentation layer servers. Database servers are configured to be fault-tolerant and their hard drives can be swapped while the system is operating. These databases are replicated on additional back-up servers for quick access.

    Our software makes significant use of standard software programming languages, interfaces and protocols, including Visual Basic, C++, HTTP and Transact-SQL. The use of ODBC (Open Database Connectivity) compliant databases and plug-in technologies allows integration with enterprise accounting and management systems such as Oracle and other ODBC compliant systems. Data transfer protocols such as EDI, OBI and XML are also supported.

    We utilize firewalls and other restrictions and physical or electronic separations to prevent harm to the service. Our servers add, update, and retrieve data through procedures designed to prevent

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
improper access to data. Additionally, our staff has restricted access to our e-marketplace data and network. Our servers are equipped with virus detection and removal software.

    In addition to the redundant database servers, all member data is backed-up to tape on a daily basis.

    We have designed our system to enable each member to maintain their information on our databases so that other users can access the most current data. In addition, by using custom interfaces, members can automate the process of maintaining their data.

COMPETITION

    The market for business-to-business e-commerce and Internet ordering and purchasing is new and rapidly evolving, and competition is intense and is expected to increase significantly in the future. We believe that the critical success factors for companies seeking to enter our Internet business-to-business e-marketplace include the following:

       - significant existing customer base;

       - user-friendly technology;

       - breadth and depth of product and service offerings;

       - competitive pricing of products and services;

       - quality and reliability of the Internet purchasing solution;

       - quality customer service and support; and

       - brand recognition.

    We face competition from two main areas: other businesses with e-commerce offerings and traditional suppliers and distributors of aviation parts. We believe companies that primarily focus on creating Internet purchasing solutions for the aviation parts industry include Inventory Locator Service, a subsidiary of Aviall, Inc., and AVSupport. Traditional suppliers and distributors, including the AGES Group and Boeing, currently sell aviation parts through paper catalogs and Web sites. Our current and potential competitors may have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources than we do. In addition, other e-commerce service providers may be acquired by, receive investments from or enter into other commercial or strategic relationships with larger, well established and well-financed companies as use of Internet and other online services increases. For example, companies that control access to Internet service provider services that are used to connect to our network could promote our competitors or charge our clients substantial fees for Internet access. Therefore, certain of our current and potential competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing policies or may try to attract users by offering services for free and devote substantially more resources to product development than us. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand, any of which could materially and adversely affect our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a similar but lower-cost service. We cannot assure you that we will be able to compete successfully against current and potential competitors. Further, as a strategic response to changes in the competitive environment or otherwise, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could materially and adversely affect our business, financial condition and results of operations.

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INTELLECTUAL PROPERTY

    We rely on a combination of trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and business partners to protect our proprietary rights in products, services, know-how and information. We have a federal trademark registration for "PARTSBASE" and we have applied for federal trademark protection for "PARTSBASE.COM.". We may seek additional trademarks in the future. Furthermore, we may seek copyrights and patents in the future. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. Like other technology and Internet-based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others.

GOVERNMENT REGULATION

    Both domestic and foreign entities regulate the parts and products sold on our Web site. The FAA is charged with regulating the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. The FAA monitors safety by promulgating regulations regarding proper maintenance of aircraft and aircraft equipment. Similar regulations exist in foreign countries. Regulatory agencies specify maintenance, repair and inspection procedures for aircraft and aircraft equipment. These procedures must be performed by certified technicians in approved repair facilities on set schedules. All parts must conform to prescribed regulations and be certified prior to installation on any aircraft. Although we are not currently subject to any governmental regulation regarding the parts and products sold on our Web site, we may in the future become subject to FAA or other regulatory requirements.

EMPLOYEES

    As of December 31, 1999, we had 70 full time employees. Of these, 56 were in sales and marketing, seven were in programming, technical and customer support and operations and seven were in administration, including finance. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

FACILITIES

    Our corporate headquarters are located at 7171 N. Federal Highway, Suite 100, Boca Raton, Florida 33487, where we lease approximately 4,600 square feet of office space for a monthly rental fee of approximately $6,500 under a lease that expires May 31, 2001, with an option to renew for a two year period. This facility houses all of our operations, including the executive staff, e-marketplace operations, customer support and programming and development. We maintain our Web site in two locations, one in Houston, Texas and the second in Boca Raton, Florida.

LEGAL PROCEEDINGS

    In the ordinary course of business, we may be subject to claims and legal proceedings. We are not currently a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of PartsBase.com and their ages as of December 31, 1999, are as follows:

NAME                                     AGE      POSITION
----                                   --------   --------
Robert A. Hammond, Jr.(1)............     45      President, Chief Executive Officer and Chairman
Steven R. Spencer....................     45      Chief Operating Officer and Director
Michael W. Siegel....................     37      Chief Financial Officer
Yves C. Duplan.......................     38      Chief Technology Officer
Kevin J. Steil.......................     28      Chief Information Officer
Louis W. Storms IV...................     25      Director
Thomas C. Van Hare(1)(2).............     38      Director
David G. Fessler(1)(2)...............     32      Director Nominee
Pierre A. Narath(1)(2)...............     36      Director Nominee

------------------------

(1) Member of the Compensation Committee of the Board of Directors effective upon completion of this offering.

(2) Member of the Audit Committee of the Board of Directors effective upon completion of this offering.

    ROBERT A. HAMMOND, JR. Mr. Hammond has served as our President, Chief Executive Officer and Chairman since our incorporation in April 1999. In
April 1996, Mr. Hammond founded our predecessor as a division of Aviation Laboratories, Inc., a company for which he also served as Chief Executive Officer from its inception in August 1985. From August 1985 until June 1999,
Mr. Hammond was the Chief Executive Officer and Chairman of Great Pines Water Company, a publicly traded bottled water company that he sold to Suntory Bottled Water Group in June 1999. Mr. Hammond received his Bachelor of Science degree in Marketing from Syracuse University.

    STEVEN R. SPENCER.  Mr. Spencer joined us as Chief Operating Officer in
May 1999 and was elected to the Board of Directors in June 1999. Prior to joining us, Mr. Spencer was a partner in Meridian Capital Group, Inc., where he served as the Executive Vice President from December 1994 to March 1999.
Mr. Spencer left Meridian at the time it was purchased by E*Offering, an Internet investment banking firm partially owned by E*Trade.

    MICHAEL W. SIEGEL. Mr. Siegel joined us as Chief Financial Officer in January 2000. From August 1997 through December 1999, Mr. Siegel served as Director of Finance/Controller of Curtiss-Wright Flight Systems, Inc., a subsidiary of Curtiss-Wright, Inc., a NYSE listed designer, manufacturer and overhauler of precision components and systems and a provider of highly engineered services to the aerospace, automotive, shipbuilding and other industries. In addition, from May 1997 through October 1999, Mr. Siegel served as a founder and vice president of Mail Call, Inc., a developmental stage e-commerce company. From April 1995 through August 1997, Mr. Siegel served as the Chief Financial Officer of The Protective Group, a manufacturer of protective products such as bulletproof vests, armoring for automobiles and helicopters, and firefighter gear. From March 1994 through April 1995, Mr. Siegel served as the Chief Financial Officer of Universal Heights, Inc., a publicly traded manufacturer and distributor of licensed sports and entertainment novelty products. Mr. Siegel is a Certified Public Accountant and received a Bachelor of Science in economics from the Wharton School, University of Pennsylvania, and a Master of Business Administration from the University of Miami.

    YVES C. DUPLAN. Mr. Duplan joined us in September 1999 as our Chief Technology Officer, and has over 15 years of experience as a software developer and project manager. From March 1996 to September 1999, he was a Senior Software Developer with Office Depot Corporation where he was a member of a core development team responsible for the design, evaluation, and implementation of new technologies for backroom applications running in Office Depot stores. From May 1990 to March 1996, Mr. Duplan was a Software Engineer/Project Leader for Analyst International Corp, a consulting company, where he managed a team of software developers. Mr. Duplan holds a Bachelor of Science in Computer Engineering from Nova University.

    KEVIN J. STEIL. Mr. Steil joined us in August 1999 as Chief Information Officer. From February 1996 to August 1998, Mr. Steil was a developer for the AGES Group, a division of Volvo that sells parts and ground support equipment to the aviation industry. Mr. Steil was responsible for the design and implementation of the AGES transactional Web site, as well as maintaining their enterprise network. From May 1994 to January 1997, Mr. Steil served as internet consultant for Infrastructure Inc. Mr. Steil received his Bachelor of Science in marine biology from Florida Atlantic University in 1994 and Associates Degree in computer science from Panama Canal College in 1991.

    LOUIS W. STORMS IV. Mr. Storms was elected to our Board of Directors in June 1999. Mr. Storms has served as a consultant to us since February 1999 and in such capacity served as our interim Director of Technology until August 1999. Mr. Storms is an author and expert in developing multi-tiered distributed applications using Microsoft Windows DNA. His book, MICROSOFT WINDOWS DNA EXPOSED, was published in April 1999 by a subsidiary of Macmillan Computer Publishing. Mr. Storms is a founder and partner in Plan Three Solutions, L.L.C., a software development company. From April 1998 to September 1998 Mr. Storms acted as a consultant for Deloitte and Touche LLP, and from June 1996 to March 1998, he served as a consultant in business valuations and as a software consultant for Arthur Andersen LLP. In 1996, Mr. Storms received a Bachelor of Business Administration from the University of Texas, at Austin.

    THOMAS C. VAN HARE. Mr. Van Hare was elected to our Board of Directors in November 1999 and has extensive experience in commercial design and Internet marketing. Mr. Van Hare is the President and Chief Executive Officer of Capstone Internet Services, Inc., a graphic design and marketing company which he founded in early 1994. Mr. Van Hare is a commercial pilot with multi-engine and instrument ratings and has over three years of search and rescue experience.

    DAVID G. FESSLER. Mr. Fessler has been elected as a member of our Board of Directors effective upon completion of this offering. Since September 1999, Mr. Fessler has served as the President and owner of ADGrant Systems and Networking Corporation, a networking integration services company that currently services the AGES Group and the University of Connecticut. Since January 1999, he has served as the Vice President of Novus Holding Corporation, a holding company for interests in Magellan Aircraft Sales and Leasing Corp. and Fairdinkum Construction Company. In addition, since May 1999, Mr. Fessler has served as a Board member of QODE.COM, an Internet bar coding company. From
May 1990 to August 1999, Mr. Fessler served as the Vice President of Technology for the Information Systems Group of the AGES Group where he was responsible for worldwide network and computer operations support.

    PIERRE A. NARATH. Mr. Narath has been elected as a member of our Board of Directors effective upon completion of this offering. Since January 1999, Mr. Narath has served as the Chairman, Chief Executive Officer and President of Touchstone Software Corp., an OTC Bulletin Board listed developer and publisher of utility software used to set up, maintain, and manage personal computers and networks. From May 1997 to November 1998, Mr. Narath served as Vice President of Award Software International, Inc., a developer and marketer of system enabling and management software for the global computing market that was acquired by Phoenix Techologies, Inc., in 1998, and as President of

Unicore Software, Inc., a software company acquired by Touchtone Software Corp. in 1999. From February 1990 to May 1997, Mr. Narath founded and served as President of Unicore Software, Inc.

BOARD COMMITTEES

    We have established an Audit Committee and a Compensation Committee. The audit committee recommends to the board of directors the independent certified public accountants to be selected to audit our annual financial statements and approves any special assignments given to such accountants. The audit committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's response thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of our internal accounting staff. The compensation committee makes recommendations to the board of directors regarding the compensation payable to our executive officers, reviews general policies relating to the compensation and benefits of our employees and administers the PartsBase.com, Inc. 1999 Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee will be responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. We did not have a compensation committee during 1999. Our Board of Directors was responsible for these matters for that year. Upon completion of the offering, our compensation committee will consist of Thomas Van Hare, David G. Fessler and Robert A. Hammond, Jr. Mr. Hammond participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of PartsBase.com, except that he is excluded from discussions regarding his own salary and incentive compensation. Other than Mr. Hammond, no member of the compensation committee has at any time been an officer or employee of PartsBase.com. No interlocking relationship exists between any member of our compensation committee and any member of any other company's board of directors or compensation committee. No interlocking relationship existed between any member of our Board of Directors and any member of any other company's board of directors or compensation committee in 1999.

    See "Certain Relationships and Related Transactions" for a description of certain transactions between us and members of our Board of Directors.

DIRECTOR COMPENSATION

    Directors previously have received no cash compensation for serving on the Board of Directors. Beginning upon completion of the offering, we will pay each non-employee member of our Board of Directors a fee of $1,000 per Board or committee meeting attended, plus all out-of-pocket expenses incurred in connection with attending Board meetings. Mr. Storms received an option to acquire 37,500 shares of our common stock at an exercise price of $0.63 per share in November 1999. In addition, Mr. Van Hare received an option to acquire 10,000 shares of our common stock at an exercise price of $0.63 per share upon his election to the Board of Directors in November 1999. With respect to Mr. Fessler, Mr. Narath, or any future independent non-employee directors, upon the effective date of their appointment to the Board of Directors, such directors will be entitled to receive an option to purchase an aggregate of 10,000 shares of our common stock. The exercise price of such options shall be the initial public offering price with respect to Mr. Fessler and Mr. Narath and the fair market value of our common stock on the grant date with respect to any future non-employee directors. Mr. Storms' options vested 21,875 at the time of grant with the remainder vesting in five equal monthly installments following the grant date. Mr. Van Hare's, Mr. Narath's and Mr. Fessler's options, as well as any future independent non-employee director's options, shall become exercisable as to one-third of the shares on the six-month anniversary of the grant date, one-third on the first anniversary of the grant date, and the remaining one-third on the second anniversary of the grant date. The options will expire on the earlier of ten years from the date of grant or three months after the optionee ceases to be a director. In addition, each of our non-employee directors will be eligible to receive additional stock option grants in the future at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation during our fiscal year ended December 31, 1999 for our Chief Executive Officer who is sometimes referred to as the "Named Executive Officer" here and elsewhere in this prospectus. No other executive officer received salary and bonus in excess of $100,000 during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                     ----------------------------------
                                                                           OTHER ANNUAL
                                                      SALARY     BONUS     COMPENSATION
NAME AND POSITION                           YEAR       ($)        ($)          ($)
-----------------                         --------   --------   --------   ------------
Robert A. Hammond, Jr.
  Chief Executive Officer
  and President.........................    1999      81,250(1)      --            --(2)

------------------------

(1) Represents salary paid from June 1, 1999 through December 31, 1999. Mr. Hammond's annual salary during such period was $150,000.

(2) Perquisites did not exceed the lesser of $50,000 or 10% of Mr. Hammond's base salary in 1999.

STOCK OPTIONS

    No stock options for our common stock were granted to the Named Executive Officer during fiscal 1999. However, certain of our executive officers were granted incentive stock options in fiscal 1999. See "--Employee Benefit Plans" below.

EMPLOYMENT AGREEMENTS

    In November 1999, we entered into employment agreements with each of our executive officers other than Mr. Siegel, whose agreement is dated December 31, 1999. Such employment contracts have an initial term of two years but shall be renewed for successive two year terms unless earlier terminated. The agreements may be terminated by us or the employee with or without cause upon 30 days prior written notice.

    The employment contracts of the executive officers provide for the following annual base salaries both prior and subsequent to completion of this offering:

                                                       POST-OFFERING   PRE-OFFERING
                                                        BASE SALARY    BASE SALARY
                                                       -------------   ------------
Robert A. Hammond, Jr................................    $250,000        $125,000
Steven R. Spencer....................................    $125,000        $ 84,000
Michael W. Siegel....................................    $141,000        $141,000(1)
Yves C. Duplan.......................................    $ 95,000        $ 95,000
Kevin J. Steil.......................................    $ 80,000        $ 80,000

------------------------

(1) Excludes a $30,000 signing bonus.

    The base salaries of each executive officer may be increased in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors. In addition to the base salaries described above, each of the executive officers is entitled to three weeks vacation, reimbursement of business expenses and may, at our expense, participate along with his spouse and dependents in any medical or other insurance plan maintained by us for salaried employees. In addition, Mr. Hammond, Mr. Spencer and Mr. Siegel receive automobile allowances of $1,000, $750, and $750 per month, respectively.

    Each of the employment agreements contain non-compete covenants that prohibit the employee from directly or indirectly participating in businesses in competition with us following termination of his employment for a period of two years.

    Pursuant to the terms of his employment agreement, Mr. Siegel is entitled to receive a severance payment equal to six months' salary in the event of a termination of his employment for any reason other than cause, as defined in his employment agreement.

KEY MAN INSURANCE

    Prior to completion of this offering, we intend to acquire key man insurance covering the life of Mr. Hammond in the amount of at least $2,000,000 and naming PartsBase.com as beneficiary.

EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLAN

    In November 1999, we adopted the PartsBase.com, Inc. 1999 Stock Option Plan for the purpose of promoting our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success.

    The stock option plan provides for the award to eligible participants, including employees, officers, directors and consultants, of stock options including non-qualified options and incentive stock options under Section 422 of the Internal Revenue Code. Under the stock option plan 2,000,000 shares of common stock are reserved for issuance. The stock option plan will terminate on September 30, 2008 unless extended by our board of directors and, to the extent required under applicable law, our stockholders. The stock option plan may be amended or terminated by our board at any time provided that certain amendments must be approved by our stockholders.

    Subsequent to this offering, the stock option plan will be administered by our board of directors or the Compensation Committee of our board of directors. The board or the Compensation Committee, as the case may be, will select the participants and establish the terms and conditions of each option or other rights granted under the stock option plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which the options become exercisable. The exercise price of all "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, granted under the stock option plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any incentive stock option granted under the stock option plan may not exceed ten years. Where the eligible stock option plan participant owns over 10% of the total combined voting power of all classes of our stock; however, the exercise price must be at least equal to 110% of the fair market value of the option shares on the date of grant and the term cannot exceed five years.

    To the extent required to comply with Rule 16b-3 under the Exchange Act, if applicable, and in any event in the case of an incentive stock option, no award granted under the stock option plan shall be transferable by a grantee otherwise than by will or by the laws of descent and distribution. Other terms and conditions of each award are set forth in the grant agreement governing that award and determined by the Board of Directors or the Compensation Committee as administrators of the stock option plan.

    As of the date of this prospectus, non-qualified options to purchase a total of 994,375 shares of common stock were outstanding under our stock option plan at an exercise price of $0.63 per share and no options had been exercised. The following of our executive officers and outside directors received non-qualified stock option grants in November 1999 except for Mr. Siegel, whose grant was made in January 2000.

NAME                NO. OF SHARES    OPTION PRICE   VESTING
----                --------------   ------------   -------
Michael Siegel....   75,000 shares       $0.63      24 equal monthly installments

Yves C. Duplan....   35,000 shares       $0.63      833 upon grant, remainder in 22 monthly
                                                    installments of approximately 1,458 shares
                                                    followed by 2 monthly installments of
                                                    approximately 1,045 shares

Kevin Steil.......   10,000 shares       $0.63      1,875 upon grant; remainder in 9 monthly
                                                    installments of 625 shares followed by 12
                                                    monthly installments of approximately 208
                                                    shares

In addition, each of our non-employee directors has received a non-qualified stock option grant upon his appointment to the Board of Directors. See "--Director Compensation" above.

    RESTRICTED STOCK BONUS PLAN

    In May 1999, we adopted the PartsBase.com, Inc. Restricted Stock Bonus Plan, or Stock Bonus Plan. The Stock Bonus Plan authorized us to award or grant to employees, consultants, officers and directors (except persons serving as directors only) shares of our common stock subject to a substantial risk of forfeiture. Our board of directors had the sole authority to select participants, to establish the terms and conditions of the stock and to grant the stock.

    Employees, including officers, directors (except directors who are not employees) and outside consultants selected by our board of directors were eligible to receive stock under the Stock Bonus Plan. The maximum number of shares of common stock which could have been granted under the Stock Bonus Plan was 1,200,000 shares. The vesting schedule of stock granted under the Stock Bonus Plan was determined by our board of directors.

    Stock grants under the Stock Bonus Plan vest in accordance with a schedule established by our board of directors with respect to each individual grant. In the event a stock grant recipient is terminated, any unvested portion of the shares that were subject to the stock grant shall be canceled. Each such recipient has all the rights of a shareholder with respect to stock received pursuant to the Stock Bonus Plan, including the right to vote such shares and receive all dividends and other distributions.

    We terminated the Stock Bonus Plan in November 1999. Prior to termination, stock grants totaling 1,108,500 shares were granted to an aggregate of 42 persons. Effective November 17, 1999 we entered into Restricted Stock Cancellation Agreements with substantially all of the recipients who received stock pursuant to the Stock Bonus Plan. The agreement calls for cancellation of any stock received by the recipient and termination of the Restricted Stock Agreement between the employee and us. An aggregate of 251,250 shares of restricted stock remain outstanding under the Stock Bonus Plan. Such stock is held by a total of four persons, including 250,000 shares held by Steven Spencer, a director and executive officer. Mr. Spencer's stock grant vested with respect to 50,000 shares upon commencement of employment. The remaining 200,000 shares vest in 24 equal monthly installments; provided, however, that vesting shall accelerate with respect to 100,000 shares upon completion of this offering.

    In connection with the cancellation of the stock grants under our Stock Bonus Plan, we issued an option to purchase one share of common stock for each cancelled share of Stock Bonus Plan stock. The replacement options were granted pursuant to our 1999 Stock Option Plan.

LIMITATIONS ON LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Texas Business Corporation Act, we have included in our Articles of Incorporation, as amended, a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, both our Articles of Incorporation, as amended, and our Bylaws provide that we are required to indemnify our officers and directors, and we are required to pay for, and may advance, expenses for our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Texas Business Corporation Act. The indemnification agreements require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to pay for their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We have also obtained directors' and officers' liability insurance.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1999, we completed a private placement (the "August Private Placement") of $900,000 in 8% Convertible Secured Subordinated Notes due 2001 (the "August Notes"). GunnAllen Financial, Inc. acted as the placement agent with respect to the August Private Placement and, as a result, received
(i) commissions equal to 10% of the gross proceeds, (ii) a non-accountable expense allowance of 3% of the gross proceeds, and (iii) a warrant to purchase up to 200,000 shares of our common stock at an exercise price of $2.00 per share.

    In November 1999, we issued an aggregate of $62,500 of notes having substantially identical terms to the August Notes to two investors (the "November Notes"), including $50,000 sold to the father of Mr. Duplan, one of our executive officers.

    The August Notes bear interest at an annual rate of 8% and are secured by substantially all of our assets. Interest is payable in quarterly installments commencing September 30, 1999 with all principal and interest due and payable on December 31, 2001 unless prepaid by us or converted into our common stock. The August Notes and the November Notes (collectively the "Notes") will automatically convert into shares of our common stock at a conversion rate of $2.00 upon closing of this offering. An aggregate of 481,250 shares will be issued in connection with the conversion of the Notes. Subject to a lock-up restriction pursuant to which holders will not be permitted to sell or transfer shares for a period of 180 days following the effective date of this offering, each holder of Notes was granted piggy-back registration rights to register for resale the shares of common stock issuable upon conversion of the Notes.

    In November 1999, we raised an additional $2,137,500 through a private placement of 855,000 shares of Series A Convertible Preferred Stock at $2.50 per share. In connection with such private placement, we paid a total placement fee of $200,125 to three broker-dealers. The shares of Series A Preferred Stock will automatically convert into an aggregate of 855,000 shares of common stock upon completion of the offering. Subject to a lock-up restriction pursuant to which holders will not be permitted to sell or transfer shares for a period of 180 days following the effective date of this offering, each holder of Series A Preferred Stock was granted piggy-back registration rights to register for resale in connection with this offering the shares of common stock issuable upon conversion of such shares.

    Metro Investments, LLC, a company controlled by Mr. Narath, one of our Director Nominees, acquired 40,000 shares of Series A Convertible Preferred Stock in connection with our November 1999 private placement. In addition, Touchstone Software Corp., a publicly traded company of which Mr. Narath is an officer, director and significant stockholder, acquired an additional 260,000 shares of Series A Convertible Preferred Stock in our November 1999 private placement.

    From time to time, Mr. Hammond, our President and Chief Executive Officer, has made advances to us for expenses and short-term working capital needs. As of September 30, 1999, such advances totaled $80,900, all of which was repaid in full in November 1999.

    In May through October 1999, we made stock grants to certain of our employees, most of which were cancelled on November 17, 1999. A summary of such grants is contained in "Management--Employee Benefit Plans" below.

    A company owned and operated by Mr. Storms, one of our directors, provided significant services designing and maintaining our Web site. We pay this company for its continued services. During the nine months ended September 30, 1999, we made total payments of $149,000 for Web site maintenance services. An additional $13,999 was owed to this company as of September 30, 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding shares of our common stock beneficially owned as of December 31, 1999, and as adjusted to reflect the offering, by:

       - Each person or group known to us that beneficially owns more than five percent of our outstanding common stock.

       - Our directors and the Named Executive Officer.

       - All of our executive officers and directors as a group.

    Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares of common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of December 31, 1999, are deemed outstanding with respect to the person holding those options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. Except as otherwise indicated in the table, the address of the stockholders listed below is that of our principal executive office. Directors not included in the table below do not hold our securities. Shares beneficially owned prior to the offering are as adjusted to reflect and include the automatic conversion upon the completion of the offering of:

       - All outstanding Series A Convertible Preferred Stock into an aggregate of 855,000 shares of common stock.

       - All outstanding convertible notes into an aggregate of 481,250 shares of common stock.

                                                       SHARES BENEFICIALLY
                                                       OWNED PRIOR TO THE          SHARES BENEFICIALLY
                                                            OFFERING             OWNED AFTER THE OFFERING
                                                    -------------------------   --------------------------
NAME AND ADDRESS (1)                                 NUMBER        PERCENT(2)     NUMBER        PERCENT(2)
--------------------                                ---------      ----------   ----------      ----------
Robert A. Hammond, Jr.............................  9,000,000(3)      85.00     9,000,000(3)      66.24
Steven R. Spencer.................................    250,000(4)       2.34       250,000(4)       1.84
Louis W. Storms IV(5).............................     34,375(6)          *        34,375(6)          *
Thomas Van Hare(7)................................         --            --            --            --
David G. Fessler(8)...............................         --            --            --            --
Pierre A. Narath(9)...............................     40,000(10)         *        40,000(10)         *
All directors and executive officers as a group
  (10 persons)(11)................................  9,341,667         87.80     9,341,667         68.49

------------------------

*   Represents less than 1% of the outstanding common stock.

(1) Except as otherwise indicated, the business address of each person listed is c/o PartsBase.com, 7171 N. Federal Highway, Suite 100, Boca Raton, Florida 33487.

(2) Percentages based on 10,587,500 shares outstanding prior to the offering and 13,587,500 shares outstanding immediately after the offering.

(3) Includes 4,500,000 shares owned by Mr. Hammond individually and 4,500,000 shares owned by R. Hammond, L.P., a limited partnership of which Mr. Hammond is the sole general partner and of which a trust established for the benefit of Mr. Hammond's children is a 99% limited partner.

(4) Consists of 250,000 shares issued to Mr. Spencer pursuant to the terms of our Restricted Stock Bonus Plan but which are subject to the vesting and forfeiture provisions of such Plan.

(5) Mr. Storms' address is 777 Dunlavy #9205, Houston, Texas 77019.

(6) Consists of shares subject to stock options that are currently exercisable or will become exercisable within 60 days following December 31, 1999.

(7) Mr. Van Hare's address is c/o Capstone Studio, 200 West Palmetto Park Rd. Ste. 201, Boca Raton, Florida 33432.

(8) Mr. Fessler's address is 18350 Long Lake Drive, Boca Raton, Florida 33496.

(9) Mr. Narath's address is 1538 Turnpike Street, North Andover, Massachusetts 01845.

(10) Consists of shares of Series A Convertible Preferred Stock owned by Metrotech Investments, a company controlled by Mr. Narath, which convert into 40,000 shares of our common stock upon completion of this offering. Excludes 10,000 shares that are the subject of stock options that are not currently exercisable and 260,000 shares of Series A Convertible Preferred Stock owned by Touchstone Software Corp., a company of which Mr. Narath is an officer, director and significant stockholder.

(11) Includes 51,667 shares subject to options that are currently exerciseable or will become exerciseable within 60 days following December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    In our Articles of Incorporation, as revised, we are authorized to issue up to 30,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. Prior to this offering, 9,251,250 shares of common stock were issued and outstanding and an additional 1,336,250 shares were reserved for issuance upon conversion of 855,000 shares of outstanding Series A Convertible Preferred Stock and convertible notes. An additional 994,375 shares are reserved for issuance under the terms of outstanding options and warrants. As of December 31, 1999, there were six record holders of our common stock.

    The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, Bylaws and applicable law. These documents have been filed as exhibits to the registration statement, of which this prospectus is a part.

COMMON STOCK

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to share in any and all dividends that our Board of Directors, in its discretion, declares from funds legally available for that purpose. In the event of any liquidation or dissolution of PartsBase.com, the holders of common stock are entitled to participate in and share pro rata in the assets available for distribution to stockholders. Any distribution would be subsequent to payment of our liabilities and may be subject to any preferential rights of any preferred stock or other senior security then outstanding. The holders of common stock have no cumulative voting, preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock in this offering upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock or senior securities which we may designate in the future.

PREFERRED STOCK

    Our Board of Directors is authorized, subject to any limitations prescribed by Texas law, but without further action by our shareholders, to provide for the issuance of up to 2,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders.

    Simultaneously with the consummation of the offering, all 855,000 shares of our outstanding Series A Convertible Preferred Stock will be converted into 855,000 shares of common stock and no shares of our preferred stock will remain outstanding.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND TEXAS LAW

    Under the Texas Business Corporation Act, as amended, there are certain provisions of our Articles of Incorporation and Bylaws that may be deemed to be "anti-takeover" in nature that will be immediately applicable. These provisions are:

       - the requirement that we indemnify our directors and officers to the fullest extent permitted by Texas law;

       - the power of the Board of Directors to authorize the issuance of up to 2,000,000 shares of preferred stock and to determine the designations, preferences, limitations and relative rights, including voting rights, of those shares without further vote or action by the stockholders; and

       - the elimination of preemptive rights to common stock.

    Upon completion of this offering, we will be subject to Part Thirteen of the Texas Business Corporation Act. Subject to certain exceptions, Part Thirteen prohibits a publicly held Texas corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that such shareholder became an affiliated shareholder, unless: (1) prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or (2) the business combination is approved by at least two-thirds of the outstanding voting shares that are not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder at a meeting of shareholders called not less than six months after the affiliated shareholder's share acquisition date.

    In general, Part Thirteen defines an affiliated shareholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the issuing public corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Part Thirteen defines a business combination to include, among other similar types of transactions, any merger, share exchange, or conversion of an issuing public corporation involving an affiliated shareholder. Part Thirteen may have the effect of inhibiting a non-negotiated merger or other business combination that we may be involved in.

    Our amended and restated articles of incorporation limit the liability of our directors for monetary damages for an act or omission in the director's capacity as a director, except to the extent otherwise required by the Texas Business Corporation Act. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated articles of incorporation permit us to indemnify our directors and officers to the fullest extent permitted by Texas law, including in circumstances in which indemnification is otherwise discretionary under Texas law.

    Under Texas law, a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

       - conducted himself or herself in good faith;

       - reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

    Any such person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and must not be made in respect of any proceeding in which the person is found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We have entered into indemnification agreements with each of our directors that provide for indemnification and expense advancement in addition to the indemnification provided by the amended and restated articles and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors.

    The shares of Preferred Stock and the elimination of preemptive rights to common stock were authorized for the purpose of providing the Board of Directors with as much flexibility as possible to issue additional shares, without further stockholder approval for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over PartsBase.com.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding 13,587,500 shares of common stock. Of these shares, the 3,000,000 shares of common stock sold in this offering will be freely tradable in the public market without restrictions under the Securities Act. Any shares purchased in this offering by our affiliates, as defined in Rule 144 under the Securities Act, may only be sold in compliance with the applicable provisions of Rule 144 discussed below.

    In general, under Rule 144, a person who has complied with the requirements set forth below and has beneficially owned "restricted securities" for at least one year, including a person who may be deemed an affiliate of us, is entitled to sell, within any three-month period, the number of shares of common stock that does not exceed the greater of:

       - one percent of the then outstanding shares of our common stock; or

       - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with the Securities and Exchange Commission.

    Sales under Rule 144 are subject to restrictions relating to manner of sale, notice obligations and the requirements as to the availability of current public information about us. Generally, a person who is not an affiliate of ours at any time during the 90 days preceding a Rule 144 sale and who has beneficially owned the shares for at least two years can sell without complying with the manner of sale, notice, and volume requirements. As of December 31, 1999, the one-year holding period had not expired with respect to any shares of our common stock.

    Stockholders holding 10,587,500 shares, representing all of our outstanding shares immediately prior to the offering, have agreed not to sell, pledge, assign, or otherwise transfer, or agree to sell, pledge, assign or otherwise transfer their shares without the prior written consent of Cruttenden Roth Incorporated for a period of 180 days following the date of the final prospectus.

    Simultaneously with this offering, we have registered on behalf of certain selling stockholders, an aggregate of 1,336,250 shares of our common stock. Upon expiration of the 180 day lock-up period described above, these shares will be eligible for resale in the public market.

                                  UNDERWRITING

    Subject to the terms and conditions of our underwriting agreement, the underwriters named below, for whom Cruttenden Roth Incorporated is acting as sole representative, agreed to purchase from us, and we have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite each underwriter's name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Cruttenden Roth Incorporated................................
      Total.................................................     3,000,000
                                                                 =========

    Our underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from our counsel and independent public accountants. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.

    We have been advised by the representative that the underwriters propose to offer the shares of common stock directly to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow selected dealers a concession of not more than $. per share, and the underwriters may allow, and such selected dealers may reallow, a concession of not more than $. per share, to other dealers. After the initial public offering of the shares, the public offering price and other selling terms may be changed by the representatives. No change in such terms shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

    We have granted an option to the underwriters, exercisable for a period of 45 days after the date of this prospectus to purchase up to an additional 450,000 shares of common stock at the same price per share as the initial shares to be purchased by the underwriters to cover overallotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportion as set forth in the above table.

    The representative of the underwriter has advised us that they do not expect any sales of the shares of common stock offered hereby to be made to discretionary accounts controlled by the underwriters.

    We have agreed to pay the representative a nonaccountable expense allowance equal to 3% of the aggregate price of the shares of common stock offered hereby (including with respect to shares of common stock underlying the overallotment option, if and to the extent it is exercised) set forth on the front cover of this prospectus. The representative's expenses in excess of the nonaccountable expense allowance, including legal expenses, will be borne by the representative.

    We have agreed to issue to the representative at the closing of the offering warrants to purchase up to 150,000 shares of common stock at an exercise price per share equal to 120% of the initial public offering price. The representative's warrants are exercisable for a period of four years beginning one year from the date of this prospectus.

    The holder of the representative's warrants will have no voting, dividends or other shareholder rights until the representative's warrants are exercised. The terms of the representative's warrants were established as the result of negotiations between the representative and us. If the representative's warrants are exercised, the representative may realize additional compensation. By their terms, the representative's warrants will be restricted from sale, transfer, assignment or hypothecation, except to persons that are officers of either of the representatives. The number of shares covered by the representative's warrants and the exercise price are subject to adjustment to prevent dilution. In addition, we have granted certain rights to the holder of the representative's warrants to register the representatives' warrants and the common stock underlying the representative's warrants under the Securities Act.

    Total compensation to the representatives and the underwriters is as follows:

    - Commissions--$.  per share of common stock sold;

    - Nonaccountable expense allowance--$.  per share of common stock sold; and

    - Warrants to purchase up to 150,000 shares of common stock at 120% of the per share offering

    Our directors and officers and our shareholders have entered into lock-up agreements with Cruttenden Roth Incorporated which provide that they will not sell, pledge, assign or otherwise transfer, or agree to sell, pledge, assign or otherwise transfer any of their shares for an initial period of 180 days after the date of this prospectus without the prior written consent of Cruttenden Roth Incorporated, on behalf of the underwriters. Cruttenden Roth Incorporated has no present intention to release the locked-up shares prior to expiration of the lock-up period although Cruttenden Roth Incorporated may release the locked-up shares prior to the expiration of such period. The granting of any release would be conditioned, in the judgment of Cruttenden Roth Incorporated, on such sale not materially adversely impacting the prevailing trading market for the common stock on the Nasdaq National Market System. Specifically, factors such as average trading volume, recent price trends, and the need for additional public float in the market for the common stock would be considered in evaluating such a request.

    Prior to the offering, there has been no established trading market for the common stock. Consequently, the initial public offering price for the common stock offered hereby has been determined by negotiations between the representatives and us. Among the factors considered in such negotiations were the preliminary demand for the common stock, the prevailing market and economic conditions, our results of operations, estimates of our business potential and prospects, the present state of our business operations, an assessment of our management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses, the current condition of the markets in which we operate, and other factors deemed relevant. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market after the offering at or above the initial public offering price.

    The representative has advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representative to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member purchased by the representative in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representative has advised us that such transactions may be effected on the Nasdaq National Market System or otherwise and, if commenced, may be discontinued at any time.

    The underwriting agreement provides that we will indemnify the underwriters and their controlling persons against liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

    The legality of the securities in this offering has been passed upon for PartsBase.com by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California. Agreed upon legal matters will be passed upon for the underwriters by Greenberg Traurig, LLP, McLean, Virginia.

                                    EXPERTS

    The financial statements as of September 30, 1999 and December 31, 1998 and 1997 and for the nine month period ended September 30, 1999, the years ended December 31, 1998 and 1997 and the period from April 1, 1996 (date of inception) to December 31, 1996 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as some information is omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and this offering, reference is made to the registration statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. The SEC maintains a Web site on the Internet that will contain all future reports, proxy and information statements and other information that we are required to file electronically with the SEC. The address of the SEC's Web site is HTTP://WWW.SEC.GOV.

    This prospectus includes statistical data regarding Internet usage and the business-to-business e-commerce which were obtained from industry publications, including reports generated by Forrester Research Inc., Boeing Corp. and Aerospace Industries Association. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of that information. While we believe those industry publications to be reliable, we have not independently verified the data included in the reports. We also have not sought, in all instances, the consent of these organizations to refer to their reports in this prospectus.

    "PARTSBASE" is a trademark of PartsBase.com, Inc. We have applied for federal trademark registration for "PARTSBASE.COM". All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                              PARTSBASE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report................................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Stockholders' Equity (Deficit)................    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of PartsBase.com, Inc.
Boca Raton, Florida

    We have audited the accompanying balance sheets of PartsBase.com (the "Company") as of December 31, 1997 and 1998 and September 30, 1999 and the related statements of operations, stockholders' deficit, and cash flows for the period from April 1, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and September 30, 1999 and the results of its operations and its cash flows for the period from April 1, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

January 4, 2000
Houston, Texas

                              PARTSBASE.COM, INC.

                                 BALANCE SHEETS

                                                                                               PRO FORMA
                                                                                             STOCKHOLDERS'
                                                     AS OF DECEMBER 31        AS OF            EQUITY AT
                                                    -------------------   SEPTEMBER 30,   SEPTEMBER 30, 1999
                                                      1997       1998         1999             (NOTE 2)
                                                    --------   --------   -------------   -------------------
                                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.......................  $     --   $     --    $  257,796
  Notes and accounts receivables..................        --         --       115,639
  Prepaids and other current assets...............        --         --        41,242
                                                                           ----------
    Total current assets..........................        --         --       414,677
Property, Plant and Equipment.....................    11,972     12,660       149,018
  Accumulated depreciation........................    (4,124)    (6,576)      (13,042)
                                                    --------   --------    ----------
    Net property, plant and equipment                  7,848      6,084       135,976
Deferred financing costs, net of
  amortization....................................        --         --     2,040,288
Web site development costs, net of
  amortization....................................        --         --        92,096
Other assets......................................        --         --         9,282
                                                    --------   --------    ----------
Total assets......................................  $  7,848   $  6,084    $2,692,319
                                                    ========   ========    ==========

LIABILITIES
Current Liabilities:
  Accounts payable................................  $  1,709   $  2,469    $   91,232
  Other accrued liabilities.......................        --         --        73,220
  Deferred revenue................................        --     22,659       525,019
  Advances from stockholder.......................        --         --        80,900
  Accounts payable--related party.................        --         --         9,108
                                                    --------   --------    ----------
  Total current liabilities.......................     1,709     25,128       779,479
Convertible notes payable.........................        --         --       900,000
                                                    --------   --------    ----------
Total liabilities.................................     1,709     25,128     1,679,479

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, no par value; 1,000,000 shares
    authorized, none issued and outstanding.......
  Common stock, no par value; 20,000,000 shares
    authorized issued and outstanding
    September 30, 1999,-- 9,958,250 shares,
    December 31, 1998 and 1997--none..............
  Additional paid-in capital......................   269,677    392,615     7,196,767         $11,964,017
  Accumulated deficit.............................  (263,538)  (411,659)   (2,304,522)         (4,206,897)
  Unearned compensation...........................        --         --    (3,879,405)         (3,879,405)
                                                    --------   --------    ----------         -----------
Total stockholders' equity (deficit)..............     6,139    (19,044)    1,012,840         $ 3,877,715
                                                    --------   --------    ----------         ===========
Total liabilities & stockholders' equity
  (deficit).......................................  $  7,848   $  6,084    $2,692,319
                                                    ========   ========    ==========

                              PARTSBASE.COM, INC.

                            STATEMENTS OF OPERATIONS

                                       PERIOD FROM
                                      APRIL 1, 1996         YEAR ENDED             NINE MONTHS ENDED
                                      (INCEPTION) TO       DECEMBER 31,              SEPTEMBER 30,
                                       DECEMBER 31,    ---------------------   -------------------------
                                           1996          1997        1998         1998          1999
                                      --------------   ---------   ---------   -----------   -----------
                                                                               (UNAUDITED)
Net revenue.........................    $      --      $   2,861   $   3,504    $     800    $   120,761

Cost of revenue.....................       16,842        104,041      43,462       34,112        585,419
Noncash compensation expense........           --             --          --           --        114,400
                                        ---------      ---------   ---------    ---------    -----------
  Total cost of revenue.............       16,842        104,041      43,462       34,112        699,819
Gross loss..........................      (16,842)      (101,180)    (39,958)     (33,312)      (579,058)
Operating expenses:
  General and administrative........       55,064         90,452     108,163       75,188        515,543
  Noncash compensation expense......           --             --          --           --        464,578
                                        ---------      ---------   ---------    ---------    -----------
    Total operating expenses........       55,064         90,452     108,163       75,188        980,121
                                        ---------      ---------   ---------    ---------    -----------
    Operating loss..................      (71,906)      (191,632)   (148,121)    (108,500)    (1,559,179)
Other income (expense):
  Interest expense..................           --             --          --           --       (800,511)
  Interest income...................           --             --          --           --          2,437
                                                                                             -----------
    Total other income (expense)....           --             --          --           --       (798,074)
                                        ---------      ---------   ---------    ---------    -----------
    Net loss........................    $ (71,906)     $(191,632)  $(148,121)   $(108,500)   $(2,357,253)
                                        =========      =========   =========    =========    ===========
Net loss per common share--basic and
  diluted...........................                                                         $     (0.24)
                                                                                             ===========
Weighted average common shares
  outstanding--basic and diluted....                                                           9,958,250
                                                                                             ===========

                              PARTSBASE.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                                      TOTAL
                                 COMMON STOCK                                                       DIVISIONAL    STOCKHOLDERS'
                             ---------------------     ADDITIONAL        UNEARNED      RETAINED       EQUITY         EQUITY
                              SHARES      AMOUNT     PAID-IN-CAPITAL   COMPENSATION     DEFICIT      (DEFICIT)      (DEFICIT)
                             ---------   ---------   ---------------   ------------   -----------   -----------   -------------
Balance, April 1, 1996

Contribution from parent...                            $   71,630                                                   $   71,630
Net loss...................                                                                         $   (71,906)       (71,906)
                                                       ----------                                   -----------     ----------
Balance, December 31,
  1996.....................                                71,630                                       (71,906)          (276)

Contribution from parent...                               198,047                                                      198,047
Net loss...................                                                                            (191,632)      (191,632)
                                                       ----------                                   -----------     ----------
Balance, December 31,
  1997.....................                               269,677                                      (263,538)         6,139

Contribution from parent...                               122,938                                                      122,938
Net loss...................                                                                            (148,121)      (148,121)
                                                       ----------                                   -----------     ----------
Balance, December 31,
  1998.....................                               392,615                                      (411,659)       (19,044)
Net loss (January 1--
  April 26, 1999)..........                                                                             (52,731)       (52,731)

Contribution from parent...                                22,659                                                       22,659
Reorganization.............                              (464,390)                                      464,390
Common stock issued........  9,000,000

Restricted stock issued....    958,250                  4,458,383      $(4,458,383)
Recognition of unearned
  compensation.............                                                578,978                                     578,978
Beneficial conversion
  feature of convertible
  notes....................                               787,500                                                      787,500

Warrants issued............                             2,000,000                                                    2,000,000

Net loss (April 27--
  September 30, 1999)......                                                           $(2,304,522)                  (2,304,522)
                             ---------                 ----------      -----------    -----------   -----------     ----------

Balance September 30,
  1999.....................  9,958,250                 $7,196,767      $(3,879,405)   $(2,304,522)  $        --     $1,012,840
                             =========                 ==========      ===========    ===========   ===========     ==========

                              PARTSBASE.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                       PERIOD FROM
                                      APRIL 1, 1996                                  NINE MONTHS ENDED
                                      (INCEPTION) TO   YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                       DECEMBER 31,    -----------------------   -------------------------
                                           1996           1997         1998         1998          1999
                                      --------------   ----------   ----------   -----------   -----------
                                                                                 (UNAUDITED)
Cash flows from operating
  activities:
  Net loss..........................      $(71,906)    $(191,632)   $(148,121)    $(108,500)   $(2,357,253)
  Adjustments to reconcile net loss
    to cash used in operating
    activities:
  Depreciation and amortization.....         1,729         2,395        2,453         1,819        115,741
  Loss on property disposals........            --            --           --            --            583
  Recognition of unearned
    compensation....................            --            --           --            --        578,978
  Noncash interest on convertible
    notes...........................            --            --           --            --        787,500
  Noncash costs allocated from
    former parent...................         8,139        21,198       39,153        31,496         15,037
  Changes in assets & liabilities:
    Accounts receivable--trade,
      net...........................            --            --           --            --       (115,639)
    Prepaids and other current
      assets........................            --            --           --            --        (41,242)
    Deferred charges & other
      assets........................            --            --           --            --         (9,282)
    Accounts payable................         2,043          (334)         760        (1,709)        88,763
    Other accrued liabilities.......            --            --           --            --         73,220
    Deferred revenue................            --            --       22,659            --        502,360
    Accounts payable--related
      party.........................            --            --           --            --          9,108
                                          --------     ---------    ---------     ---------    -----------
      Net cash used in operating
        activities..................       (59,995)     (168,373)     (83,096)      (76,894)      (352,126)
                                          --------     ---------    ---------     ---------    -----------

Cash flow from investing activities:
  Capital expenditures..............        (3,496)       (8,476)        (688)         (688)      (136,941)
  Web site development costs........            --            --           --            --       (103,655)
                                          --------     ---------    ---------     ---------    -----------
      Net cash used in investing
        activities..................        (3,496)       (8,476)        (688)         (688)      (240,596)
                                          --------     ---------    ---------     ---------    -----------

Cash flow from financing activities:
  Issuance of convertible notes.....            --            --           --            --        900,000
  Debt issue costs..................            --            --           --            --       (138,004)
    Advances from shareholders......            --            --           --            --         80,900
    Paid-in-capital.................        63,491       176,849       83,784        77,582          7,622
                                          --------     ---------    ---------     ---------    -----------
      Net cash provided by financing
        activities..................        63,491       176,849       83,784        77,582        850,518
                                          --------     ---------    ---------     ---------    -----------
Net increase in cash and cash
  equivalents.......................            --            --           --            --        257,796
Cash and cash equivalents at
  beginning of period...............            --            --           --            --             --
                                          --------     ---------    ---------     ---------    -----------
Cash and cash equivalents at end of
  period............................      $     --     $      --    $      --     $      --    $   257,796
                                          ========     =========    =========     =========    ===========

Noncash financing activities--
Warrants issued in connection with
  issuance of the convertible
  notes.............................            --            --           --            --    $ 2,000,000
                                                                                               ===========

                              PARTSBASE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

    PartsBase.com, Inc. (the "Company") is a provider of an e-commerce Business-to-Business solution to the aviation parts industry. The Company enables global aviation parts buyers and sellers to efficiently buy and sell aviation parts and products worldwide through the Partsbase.com Web site, an Internet based procurement solution.

    The Company was incorporated in Texas on April 27, 1999 and prior to such date operated as a division (the "Division") of Aviation Laboratories, Inc. ("Aviation Labs"). During this period, the Division did not have significant sales and operating activities except for expenditures related primarily to the design and development of its online database and Web site and the establishment of relationships with industry buyers and sellers of aviation parts. In
April 1999, the assets of the Division were conveyed to Mr. Robert A. Hammond, Jr. in consideration for, among other things, Mr. Hammond's equity interest in Aviation Labs. On April 27, 1999, Mr. Hammond transferred the assets of the Division into the Company. The Company has incurred operating losses to date and had an accumulated deficit of approximately $2,305,000 at September 30, 1999. The Company's activities have been primarily financed through private placements of convertible subordinated debt. The Company is no longer in the development stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accounting for the contribution of the Division into the Company has been reported in the accompanying financial statements as a reorganization of entities under common control in a manner similar to a pooling of interests. As the Company has, in effect, reorganized from an S corporation to a C corporation, additional paid-in capital has been reduced by the amount of the accumulated deficit as of April 26, 1999 of $464,390.

    The interim financial data and related notes for the nine month period ended September 30, 1998 included herein are unaudited; however, in the opinion of management such interim financial data includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the results of the interim period.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of investments in bank certificates of deposit and other interest bearing instruments with initial maturities of three months or less. Such investments are carried at cost, which approximates fair value. At December 31, 1997 and 1998 the Company did not have any cash equivalents. At September 30, 1999 the Company had $191,000 invested, through its Sweep Account, in a government backed security. The sweep account earns interest at 4.5% per annum and such investment matured on October 1, 1999.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to credit risk consist primarily of uninsured cash and cash equivalents. Cash and cash equivalents are deposited with a federally insured commercial bank in the United States. At September 30, 1999 the Company had approximately $292,000 in one financial institution of which the excess over $100,000 is not covered by FDIC

                              PARTSBASE.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

insurance and which, therefore, did not limit the Company's amount of credit exposure. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

    The Company sells primarily to aviation related companies and performs ongoing credit evaluations of its customers but does not require collateral. The Company analyzes the need for reserves for potential credit losses and records reserves when necessary. The Company has not had significant write-offs of bad debt. No reserves were recorded as of December 31, 1997, 1998 and September 30, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Costs incurred for additions, improvements and betterments are capitalized as incurred. Costs for maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in the determination of income. Depreciation and amortization are computed using the straight-line method over the following estimated service lives of the related assets:

Computer equipment..........................................  5 years
Communication equipment.....................................  7 years
Furniture and fixtures......................................  7 years

DEFERRED FINANCING COSTS

    Issue costs associated with obtaining debt through the Company's Private Placement, including the excess of the fair value over exercise price of warrants issued to the underwriters of the debt, $2,141,666, are recorded as a deferred charge. All fees and issue costs are amortized over the term of the related debt utilizing the straight-line method. Amortization of financing costs related to the Private Placement amounted to approximately $114,000 for the nine months ended September 30, 1999.

WEB SITE DEVELOPMENT COSTS

    Web site development costs which are enhancements intended to extend and or improve significantly the marketability of the original product are capitalized, all other costs are expensed as incurred and classified as cost of revenues. Web site development costs of approximately $104,000 were capitalized during the nine months ended September 30, 1999. No Web site development costs were capitalized in prior periods. As of September 30, 1999, capitalized Web site development costs, net of amortization, was approximately $92,000.

    Amortization is computed on an enhancement-by-enhancement basis utilizing the straight-line method over the estimated economic life of the enhancement, which at September 30, 1999 is estimated to be 24 months.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments. The Company's convertible notes payable are carried at cost and have a

                              PARTSBASE.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fair value of $5,413,010 based on the market value of the underlying common stock on September 30, 1999 plus unpaid interest as of September 30, 1999.

PRO FORMA PRESENTATION

    The unaudited pro forma presentation of shareholders' equity at September 30, 1999 gives effect to the mandatory conversion of all outstanding convertible notes under the terms of the private placement agreement dated June 9, 1999 into common stock (see Note 5), the issuance and mandatory conversion of the convertible notes issued on November 10, 1999 (see Note 10) and the issuance and mandatory conversion of the convertible preferred stock issued on November 22, 1999 (see Note 10) into common stock.

    Since the Company has incurred net losses since inception, it would not have incurred any income tax liabilities during the period prior to incorporation on April 27, 1999, and any deferred tax assets would have had a corresponding valuation allowance therefore pro forma presentation on net loss per share is not required.

REVENUE RECOGNITION

    Revenues are recognized, net of discounts, over the period services are provided to subscribers. The Company does not charge initial sign-up fees to new subscribers.

ACCOUNTING FOR STOCK-BASED COMPENSATION PLAN

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price.

INCOME TAXES

    The Company accounts for income taxes according to SFAS No. 109, "Accounting for Income Taxes." Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be recovered.

    Prior to April 27, 1999, the date of incorporation, the Company, with the consent of its stockholders, elected to be taxed under Section 1362 of the Internal Revenue Code (the "Code") as an S corporation, which provides that, in lieu of corporate income taxes, the stockholders account for the pro rata share of the Company's items of income, deductions, losses, and credits. In connection with

                              PARTSBASE.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the incorporation of the Company (see Note 1), the Company, with the consent of its stockholders, elected to be taxed under the provisions of Subchapter C of the Code.

EARNINGS (LOSS) PER SHARE

    The Company follows the provisions of SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share ("EPS") is computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during the period. Shares of common stock options, warrants or other common stock equivalents are considered outstanding for all periods presented in the computation of basic and diluted EPS if issued for nominal consideration. For the nine months ended September 30, 1999, the weighted average common shares outstanding used to compute basic and diluted EPS includes the effect of restricted common stock issued to employees.

    The EPS computation excludes warrants to purchase 200,000 shares of common stock at an exercise price of $2.00 per share that were issued in August 1999 and outstanding as of September 30, 1999 because such warrants were issued at fair market value and were antidilutive.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the year ended December 31, 1998. The Company had no comprehensive income items to report for all periods presented.

SEGMENT INFORMATION

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No.131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. The Company adopted SFAS No. 131 in the year ended December 31, 1998. The Company operates solely in one operating segment, the development and marketing of an online marketplace for the purchasing and distribution of products, and therefore there is no impact to the Company's financial statements of adopting SFAS No. 131.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of

                              PARTSBASE.COM, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities, and therefore, the Company anticipates there will be no impact to its consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company implemented SOP 98-1 on January 1, 1999. Adoption of SOP 98-1 did not have a material impact on the Company's financial condition or results of operations.

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company implemented SOP 98-5 on January 1, 1999. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

3. PROPERTY AND EQUIPMENT

    Property and equipment, consisted of the following:

                                                   DECEMBER 31,       SEPTEMBER 30,
                                                -------------------   --------------
                                                  1997       1998          1999
                                                --------   --------   --------------
Computer equipment............................  $11,972    $12,660        110,309
Telephone equipment...........................       --         --         26,850
Furniture and Fixtures........................       --         --         11,859
                                                -------    -------       --------
                                                 11,972     12,660        149,018
Accumulated depreciation......................   (4,124)    (6,576)       (13,042)
                                                -------    -------       --------
                                                $ 7,848    $ 6,084       $135,976
                                                =======    =======       ========

    Depreciation expense for the period from April 1, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999 amounted to $1,729, $2,395, $2,452, $1,819 (unaudited) and $6,466, respectively.

4. ADVANCES FROM STOCKHOLDER

    In May and June 1999, The Company's principal stockholder and Chief Executive Officer (the "Principal Stockholder") provided funds to finance development of the Company's product. As of September 30, 1999, the total obligation to the Principal Stockholder was $80,900. The advances were non interest bearing and did not have a stated maturity date. The advances were repaid in November 1999.

5. CONVERTIBLE NOTES PAYABLE

    For the period from June 9, 1999 to August 31, 1999, the Company, through a Private Placement, sold and issued 8% Convertible Secured Subordinated Notes due and payable December 31, 2001 totaling $900,000 (the "Convertible Notes") to several investors. Terms of the Convertible Notes provide for interest at 8% payable quarterly. All principal and unpaid interest is due and payable

                              PARTSBASE.COM, INC.

5. CONVERTIBLE NOTES PAYABLE (CONTINUED)

December 31, 2001, if there is no conversion. Each note is convertible at any time into common stock at a conversion price of $2.00 per share at the holder's option. The Convertible Notes automatically convert upon the filing and closing of an initial public offering of the Company's common stock with gross proceeds of $5 million or more or upon certain mergers and consolidations of the Company. Accrued interest payable on such notes at September 30, 1999 aggregated $13,010. The Convertible Notes have a beneficial conversion feature totaling $787,500, measured as the difference between the conversion price of $2.00 per share and the fair value of the underlying common stock at the time of issuance limited to the amount of proceeds received. The beneficial conversion feature has been recorded as a charge to interest expense with a corresponding credit to additional paid-in capital. The value of the beneficial conversion feature was recognized immediately because the Convertible Notes are immediately convertible at the option of the holder. The Convertible Notes are secured by substantially all of the Company's assets.

6. STOCKHOLDERS' EQUITY

CAPITAL STOCK

    The Company has authorized the issuance of 20,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value. The Board of Directors have authority to establish series of unissued shares of any class by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series. The Board of Directors shall have the authority to increase or decrease the number of shares of such series to the fullest extent of the law. The number of common shares outstanding, including restricted stock, at September 30, 1999, is 9,958,250. At September 30, 1999, there were no preferred shares outstanding.

WARRANTS

    In connection with the closing of the 8% Convertible Secured Subordinated Notes private placement in August 1999, the underwriters were granted warrants to purchase 200,000 shares of common stock of the Company at an exercise price equal to $2.00 per share until the expiration date of September 1, 2002. The warrants had a fair market value upon issuance of approximately $2,400,000. As of September 30, 1999, no warrants had been exercised.

    In the event of certain consolidations or sales affecting the Company, the Company is required to call the warrants for cash at a price based on the greater of the trading price of the Company's common stock or the value paid by a purchaser of the Company's common stock.

RESTRICTED STOCK BONUS PLAN

    In May 1999, the Company adopted the PartsBase.com, Inc. Restricted Stock Bonus Plan ("Stock Bonus Plan"). Under the Stock Bonus Plan, the Company was authorized to award or grant to employees, consultants, officers and directors (except persons serving as directors only) shares of common stock subject to a substantial risk of forfeiture. The Board of Directors had the sole authority to select participants, to establish the terms and conditions of the stock, including vesting provisions, and to grant the stock. The maximum number of shares of common stock which could have been granted under the Stock Bonus Plan was 1,200,000 shares. In the event a stock grant recipient was

                              PARTSBASE.COM, INC.

6. STOCKHOLDERS' EQUITY (CONTINUED)

terminated, any unvested portion of the shares that were subject to the stock grant was canceled. Each stock grant recipient has all the rights of a shareholder with respect to stock received pursuant to the Stock Bonus Plan, including the right to vote such shares and receive all dividends and other distributions.

    The Company terminated the Stock Bonus Plan in November 1999. In connection with the cancellation of the stock grants under the Stock Bonus Plan, the Company issued an option to purchase one share of common stock for each cancelled share of Stock Bonus Plan stock. The replacement options were granted pursuant to the Company's 1999 Stock Option Plan (see Note 10).

    The Company applies the provisions of APB No. 25 and its related interpretations in accounting for its employee stock grant plan. As the stock grants were recorded at their fair value at the date of grant, compensation expense recognized was no different than what would have been otherwise recognized under the fair value based method defined in SFAS No. 123.

    During 1999, 958,250 shares of restricted common stock were awarded under the Stock Bonus Plan. The restricted stock vests over a 24 month period from the date of grant and all restricted stock carries full dividend and voting rights. Unearned compensation of $4,458,383 was charged to stockholders' equity based upon the market value of the Company's common stock at the date of the award. Compensation expense of $578,978 was recognized in 1999 related to these stock awards.

7. INCOME TAXES

    The Company did not record any provision (benefit) for income taxes for the nine months ended September 30, 1999, because it experienced a net loss and generated a net operating loss of approximately $1,203,000 since incorporation on April 27, 1999, which expires in 2019. The Company's utilization of its net operating loss carryforward will be limited pursuant to Internal Revenue Code
Section 382 due to cumulative changes in ownership in excess of 50% within a three-year period. Prior to April 27, 1999, the Company was not subject to Federal income taxes.

    A reconciliation of income tax benefit provided at the Federal statutory rate (34%) to income tax benefit is as follows:

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                               1999
                                                     -------------------------
Net loss...........................................   $(2,357,253)
Income tax benefit at statutory rate...............      (801,466)     (34.00%)
Loss attributable to operations prior to
  inception........................................        19,774        0.84%
Permanent difference relating to stock
  compensation.....................................      (338,127)     (14.34%)
State income taxes.................................       (82,504)      (3.50%)
Change in valuation allowance......................     1,202,308       51.00%
Other..............................................            15        0.00%
                                                      -----------     -------
                                                      $        --        0.00%
                                                      ===========     =======

                              PARTSBASE.COM, INC.

7. INCOME TAXES (CONTINUED)

    The major tax effected components of the Company's net deferred tax liability are as follows:

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
Deferred tax assets:
  Net operating loss carryforwards..........................   $ 1,203,221
  Valuation allowance.......................................    (1,202,308)
                                                               -----------
                                                                       913
Deferred tax liabilities--
  Differences between book and tax basis of property........          (913)
                                                               -----------
Total net deferred taxes....................................   $        --
                                                               ===========

8. RELATED PARTY TRANSACTIONS

CONTRACT SERVICES

    A company owned and operated by one of the Company's directors and minority stockholders provided significant services designing and maintaining the Company's Web site. The Company pays this company for its continued services. Payments totaling $0, $0, $0 and approximately $147,000 of which approximately $104,000 has been capitalized as Web site development costs and approximately $43,000 has been expensed as loss of revenue for the period from April 1, 1996 (date of inception) through December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, respectively. There was $13,999 owed to this company as of September 30, 1999, which is included in accounts payables in the accompanying balance sheets.

DUE TO/FROM OTHER COMPANIES

    The company in which PartsBase.Com, Inc. had previously operated as a division until April 26, 1999, collected sales revenues and paid certain costs on its behalf. The other company then billed PartsBase.Com, Inc. for net amounts owed. At September 30, 1999, the Company owed a net amount aggregating $9,108. At December 31, 1997 and 1998, there were no amounts due to the other company.

ALLOCATION OF COSTS INCURRED BY FORMER PARENT

    The financial statements include costs incurred by Aviation Labs on the Company's behalf. Such costs include administrative salaries, related payroll taxes and benefits, utilities, office supplies and rent. These costs aggregated $8,139, $21,198, $39,153 and $15,037 for the period from April 1, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively. The Company used a proportional cost allocation methodology based on the ratio of the number of employees dedicated to the operations of the Company to the total number of employees of Aviation Labs. Management believes such allocation to be reasonable.

                              PARTSBASE.COM, INC.

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company is party to several non-cancelable lease agreements for certain equipment as well as its principal administrative offices. Rent expense under non-cancelable operating leases totaled $0, $0, $0 and $27,699 for the period from April 1, 1996 (date of inception) through December 31, 1996, for the years ended December 31, 1997 and 1998, and for the nine month ended September 30, 1999, respectively. Minimum future lease obligations under non-cancelable operating leases in effect at September 30, 1999, are as follows:

1999 (October 1 - December 31)..............................  $ 19,590
2000........................................................    73,596
2001........................................................    49,064
2002........................................................         0
2003........................................................         0
2003........................................................         0
                                                              --------
  Total.....................................................  $142,250
                                                              ========

10. SUBSEQUENT EVENTS

PRIVATE PLACEMENT--PREFERRED STOCK

    Between November 1, 1999 and November 17, 1999, the Company sold 855,000 shares of its Series A Convertible Preferred Stock ("Convertible Preferred Stock") at $2.50 per share for aggregate net proceeds of $1,902,375 after commissions of $235,125. All of the shares are convertible at any time into 855,000 shares of the Company's common stock. Such shares are convertible upon the completion of the Company's Initial Public Offering ("IPO") or at the discretion of the shareholder if an IPO is not completed. The Convertible Preferred Stock has a beneficial conversion feature totaling $1,902,375, measured as the difference between the conversion price of $2.50 per share and the fair value of the underlying common stock at the time of issuance, limited to the amount of the proceeds received and was treated as a Preferred dividend which was a reduction to income applicable to common shareholders at issuance.

PRIVATE PLACEMENT--CONVERTIBLE NOTES

    In November 1999, the Company issued an additional $62,500 of notes having substantially identical terms to the Convertible Notes to an aggregate of two investors, including $50,000 sold to the father of one of the Company's executive officers. The Convertible Notes have a beneficial conversion feature of $62,500 measured as the difference between the conversion price of $2.00 per share and the fair value of the underlying stock at time of issuance, limited to the amount of proceeds. At the time of issuance, the beneficial conversion feature was recorded as a charge to interest expense and with a corresponding credit to additional paid-in capital. The value of the beneficial conversion feature was recognized immediately because the Convertible Notes are immediately convertible at the option of the holder.

                              PARTSBASE.COM, INC.

10. SUBSEQUENT EVENTS (CONTINUED)

OPTION GRANTS

    In November 1999, the Company issued options to acquire 35,000 and 10,000 shares of common stock at an exercise price of $.63 per share to two executives of the Company, respectively. One executive became vested in 833 options upon grant with the remainder vesting in 22 monthly installments of approximately 1,458 options followed by 2 monthly installments of approximately 1,045 options. The other executive became vested in 1,875 options upon grant with the remainder vesting in 9 equal monthly installments of 625 options followed by 12 monthly installments of approximately 208 options. Unearned compensation of $511,650 was charged to stockholders' equity in November 1999 based on the market value of the Company's common stock at the date of the award. Compensation expense of approximately $54,000 was recognized in November and December 1999 related to these options.

    On December 31, 1999, the Company entered into an employment agreement with an executive of the Company that provides for the grant on January 19, 2000 of options to acquire 75,000 shares of common stock at an exercise price of $0.63 per share. The options will vest over 24 equal monthly installments beginning on the date of grant. Assuming the market value of the Company's stock on the date of grant is equal to the market value on December 31, 1999, unearned compensation of $852,750 will be charged to stockholders' equity in January 2000.

INVESTMENT BANKING AGREEMENT

    On October 7, 1999, the Company had entered into an agreement with an investment banking group (the "Group") whereby such Group would act as the exclusive financial advisor to the Company. Such services to be performed by the Group would be in connection with the exploration of potential financing and strategic transactions, including the private placement of debt or equity capital, strategic mergers and acquisitions and or a public equity offering. Immediately upon signing of the agreement the Group commenced work as the Company's lead managing underwriter in a proposed public offering (the "Offering") of the Company's common stock. In addition, the Group assisted the Company, on a best efforts basis, in completing the private placement of the Convertible Preferred stock.

    The Company paid fees for services in connection with this agreement which included a non-refundable initial cash fee of $35,000 which was intended to offset non-accountable expenses related to the private capital offering, plus a commission of $125,125 relating to the proceeds raised in the private placement of equity and debt which is convertible into equity.

    On or about December 3, 1999, this agreement was terminated. The Company is currently working with a new investment banking firm in connection with a public equity offering.

EMPLOYEE RESTRICTED STOCK GRANT TERMINATIONS

    On November 17, 1999 the Company entered into an agreement with all of the employees who received restricted stock awards. The agreement calls for the employee to return all shares received and the termination of the Restricted Stock Agreement between the employee and the Company as it relates to the restricted stock award. As part of the terminated restricted stock award each employee participating in the restricted stock grant plan received one
(1) nonqualified option to purchase one (1) share of common stock for each restricted stock terminated. The options granted are part of the

                              PARTSBASE.COM, INC.

10. SUBSEQUENT EVENTS (CONTINUED)

PartsBase.Com, Inc. 1999 Stock Option Plan and vest over a twenty-four month period and the period of exercise shall not exceed ten (10) years from date of the grant. The options were granted at $0.63 per share. The number of options granted as part of this agreement totaled 824,000. As a result of the termination of the restricted stock and issuance of the nonqualified stock options, additional unearned compensation of approximately $4,300,000 was charged to stockholders' equity in November 1999. The additional unearned compensation was determined as the amount by which the intrinsic value of the options issued exceeded the amount of unearned compensation recorded prior to the termination of the restricted stock based on the market value of the Company's common stock at the date of grant. Prior to termination, stock grants totaling 1,108,500 shares were granted to an aggregate of 42 persons, of which 1,075,250 were outstanding prior to such termination. An aggregate of 251,250 shares of restricted stock remain outstanding under the Stock Bonus Plan. Such stock is held by a total of four persons, including 250,000 shares held by Steven Spencer, a director and executive officer. Mr. Spencer's stock grant vested with respect to 50,000 shares upon commencement of employment. The remaining 200,000 shares vest in 24 equal monthly installments; provided, however, that vesting shall accelerate with respect to 100,000 shares upon completion of an initial public offering. The remaining 100,000 shares vest in equal monthly installments over the two year period beginning with the commencement of Mr. Spencer's employment.

1999 STOCK OPTION PLAN

    On November 2, 1999 the Board of Directors adopted the PartsBase.com, Inc. 1999 Stock Option Plan. The plan is a qualified stock option plan in accordance with Section 422 of the Internal Revenue Code and provides for the issuance of both incentive and non-qualified stock options. The maximum number of shares of common stock that may be issued upon the exercise of all options shall not exceed 2,000,000 shares of common stock. The per share option price of the common stock shall be determined by the Board. The per share price with respect to any incentive stock options shall not be less than the fair market value of the common stock on the date of grant. Each option granted vests in accordance with a vesting schedule established by the Board of Directors or a Committee of the Board of Directors. Absent a specific determination of vesting, options granted shall vest over a twenty-four month period and the period of exercise of each option shall not exceed ten (10) years from date of grant. On November 16, 1999, the Company granted 95,375 nonqualified stock options in addition to the 824,000 options exchanged for the terminated stock grants for a total issuance of 919,375 nonqualified stock options at an exercise price of $0.63 per share. Unearned compensation of $1,084,414 was charged to stockholders' equity in November 1999 in connection with the 95,375 options issued based on the market value of the Company's common stock at the date of grant.

COMMON STOCK

    On December 18, 1999, the Company's stockholders approved an amendment to the Company's Articles of Incorporation increasing the authorized number of common shares to 30 million and the authorized number of preferred shares to two million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           , 2000

                                     [LOGO]

                        3,000,000 SHARES OF COMMON STOCK

                                 -------------

                                   PROSPECTUS
                                 -------------

                                     [LOGO]

--------------------------------------------------------------------------------

    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 (This page has been intentionally left blank.)

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION DATED            , 2000

PROSPECTUS

                                PARTSBASE.COM, INC.

                        1,336,250 Shares of Common Stock

                             ---------------------

    This Prospectus relates to the registration by PartsBase.com, Inc., at our expense, for the account of certain selling security holders of 1,336,250 shares of our common stock. The shares are not being underwritten in this offering and we will not receive any proceeds from the sale of shares by the selling stockholders. Subject to lock-up restrictions imposed on the selling stockholders by the managing underwriter of our initial public offering, the shares may be sold by the selling stockholders, or their respective transferees, commencing on the date of this Prospectus.

    Concurrently with this offering, we are offering 3,000,000 shares of our common stock in an initial public offering pursuant to a separate Prospectus. This Prospectus, except for this cover page, the back cover page, and the information contained in this Prospectus under the heading "Selling Stockholders" and "Plan of Distribution" is substantially the same as the Prospectus being used in connection with our initial public offering. This Prospectus includes certain information (including any and all information relating to our proposed underwritten initial public offering and the underwriters thereof) that may not be pertinent to the sale of shares by the selling stockholders.

    Prior to this offering, there has been no public market for the Common Stock. [Our common stock has been approved for listing on the Nasdaq National Market under the symbol "PRTS."]

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES OF OUR COMMON STOCK.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS            , 2000

                               TABLE OF CONTENTS

Prospectus Summary..........................................
Risk Factors................................................
Dividend Policy.............................................
Capitalization..............................................
Dilution....................................................
Selected Financial Data.....................................
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................
Business....................................................
Management..................................................
Certain Relationships and Related Transactions..............
Principal Stockholders......................................
Selling Stockholders........................................
Description of Capital Stock................................
Shares Eligible for Future Sale.............................
Plan of Distribution........................................
Legal Matters...............................................
Experts.....................................................
Where You Can Find More Information.........................
Index to Financial Statements...............................    F-1

                              SELLING STOCKHOLDERS

    The following table provides information regarding the beneficial ownership of shares by the selling stockholders as of the date of this prospectus and as adjusted to reflect the sale of all of their respective shares. The shares listed below represent shares of common stock issuable upon the mandatory conversion of convertible promissory notes and/or Series A Convertible Preferred Stock. Such conversion occurred simultaneously with the effective date of the registration statement of which this prospectus is a part.

    Except as disclosed in footnote (5) to the table below, no selling stockholder has had any position, office or other material relationship with us within the past three years. The selling stockholders are participating in this offering pursuant to contractual registration rights granted to the selling stockholders in connection with the private placement of convertible promissory notes and/or Series A Convertible Preferred Stock. In connection with such private placements, we agreed to file and maintain the effectiveness of the registration statement of which this prospectus is a part, and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

                                              AMOUNT OF     PERCENTAGE OF                   AMOUNT OF
                                             SHARES OWNED   SHARES OWNED     AMOUNT OF     SHARES OWNED
NAMES OF SELLING                                BEFORE         BEFORE       SHARES BEING      AFTER
STOCKHOLDER(1)                                 OFFERING      OFFERING(2)     REGISTERED    OFFERING(3)
--------------                               ------------   -------------   ------------   ------------
Jeff London................................     12,500              *           12,500           0
Justina O. Kaduru..........................     12,500              *           12,500           0
Blaize Kaduru..............................     25,000              *           25,000           0
Jesse Greenfield IRA, Delaware Chart
  Guarantee and Trust TTEE.................    100,000              *          100,000           0
Doublas L. Flaute..........................     25,000              *           25,000           0
Boris L. Miles.............................     12,500              *           12,500           0
James M. Terrell...........................     12,500              *           12,500           0
Steven J. Schwartz and Traci Schwartz......     12,500              *           12,500           0
Michael Turnamian..........................     12,500              *           12,500           0
Richard Turnamian and Sonia Turnamian......      6,250              *            6,250           0
Alex P. Macar, Trustee for the LeGreff
  Trust....................................     12,500              *           12,500           0
Phillip Walker.............................      6,250              *            6,250           0
William Metzger and Katharine Metzger......     12,500              *           12,500           0
William H. Metzger MD, Inc Retirement
  Trust....................................     12,500              *           12,500           0
Duni Hebron................................     22,500              *           22,500           0
Patrick E. Aneji...........................     12,500              *           12,500           0
Fred Goldin................................      6,250              *            6,250           0
Nick A. Baki...............................     12,500              *           12,500           0
Kevin J. Walls.............................     75,000              *           75,000           0
Alvin Galuten (4)..........................     25,000              *           25,000           0
John T. Echols.............................      6,250              *            6,250           0
Richard S. Greene..........................     12,500              *           12,500           0
Phillip Ward...............................      6,250              *            6,250           0
Harbor Consulting, Inc.....................      6,250              *            6,250           0
Moliere Duplan.............................     25,000              *           25,000
Scott R. and Deborah M. Dingle.............      6,250              *            6,250
Greenfield Children's Partnership..........    100,000              *          100,000           0
Justin Wilber..............................      5,000              *            5,000           0
Paul Bratsos...............................      5,000              *            5,000           0

                                              AMOUNT OF     PERCENTAGE OF                   AMOUNT OF
                                             SHARES OWNED   SHARES OWNED     AMOUNT OF     SHARES OWNED
NAMES OF SELLING                                BEFORE         BEFORE       SHARES BEING      AFTER
STOCKHOLDER(1)                                 OFFERING      OFFERING(2)     REGISTERED    OFFERING(3)
--------------                               ------------   -------------   ------------   ------------
Nick Gogas.................................     10,000              *           10,000           0
Executive Financial Associates, Inc........     10,000              *           10,000           0
Tim Tellios................................      5,000              *            5,000           0
Louis Freedlander..........................     10,000              *           10,000           0
John Lovell................................      5,000              *            5,000           0
Tech Coast Ventures, LLC...................    100,000              *          100,000           0
Metro Investments, LLC (5).................     40,000              *           40,000           0
Touchstone Software Corp.(5)...............    260,000           2.46          260,000           0
Mark Kokowsky..............................    120,000           1.13          120,000           0
NMR Enterprises, Inc.......................     60,000              *           60,000           0
Johnson Advisory Group, Inc................     30,000              *           30,000           0
Richard Sandfer............................     10,000              *           10,000           0
Steve S. McKeag............................     20,000              *           20,000           0
Steve R. Dingle............................      5,000              *            5,000           0
Spiro Gogas................................     10,000              *           10,000           0
Jim Donnan.................................     10,000              *           10,000           0
Pierce Lieberman...........................     30,000              *           30,000           0

------------------------

*   Represents less than 1% of the outstanding common stock.

(1) Information set forth in the table regarding the Selling Stockholder Shares is provided to the best of our knowledge based on information furnished to us by the selling stockholders and/or available to us through its stock ledgers.

(2) Percentages based on 10,587,500 shares of common stock outstanding immediately prior to the offering, assuming that all outstanding convertible notes and Series A Convertible Preferred Stock have been converted into an aggregate of 1,336,250 shares of common stock.

(3) Assumes that each selling stockholder sells all of the shares held by such selling stockholder.

(4) Includes 12,500 shares owned by Alvin Galuten IRA.

(5) Metro Investments, LLC is controlled by Pierre Narath, who has been appointed as a member of our board of directors effective upon completion of our initial public offering. Mr. Narath is an officer, director and significant stockholder of Touchstone Software Corporation.

                              PLAN OF DISTRIBUTION

    TRANSACTIONS. The selling stockholders may offer and sell the common stock in one or more of the following transactions (which may incur block transactions):

       - in the over-the-counter market,

       - in negotiated transactions, or

       - in a combination of any of these transactions.

    PRICES. The selling stockholders may sell their shares at any of the following prices:

       - fixed prices that may be changed,

       - market prices prevailing at the time of sale,

       - prices related to prevailing market prices, or

       - negotiated prices.

    DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling stockholders may effect transactions by selling shares in any of the following ways:

       - directly to purchasers, or

       - to or through agents, dealers or underwriters designated from time to time.

    Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount, concession or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

    STATE SECURITIES LAW. Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states, the selling stockholders may not sell shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and satisfied.

    EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the common stock sold by the selling stockholders hereunder and will bear all expenses related to the registration of this offering but will not pay for any underwriting or brokerage commissions, fees or discounts, if any. We will indemnify the selling stockholders against some civil liabilities, including some liabilities that may arise under the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 --------
PROSPECTUS SUMMARY.............................

RISK FACTORS...................................

DIVIDEND POLICY................................

CAPITALIZATION.................................

SELECTED FINANCIAL DATA........................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................

BUSINESS.......................................

MANAGEMENT.....................................

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................

PRINCIPAL STOCKHOLDERS.........................

SELLING STOCKHOLDERS...........................

DESCRIPTION OF CAPITAL STOCK...................

SHARES ELIGIBLE FOR FUTURE SALE................

PLAN OF DISTRIBUTION...........................

LEGAL MATTERS..................................

EXPERTS........................................

WHERE YOU CAN FIND MORE INFORMATION............

INDEX TO FINANCIAL STATEMENTS..................    F-1

                              1,336,250 SHARES OF
                                  COMMON STOCK

                              PARTSBASE.COM, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by us. All amounts are estimates, other than the Securities and Exchange Commission registration fee, the National Association of Securities
Dealers, Inc. fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee.........  $   18,245
National Association of Securities Dealers, Inc. fee........  $   30,500
Nasdaq listing fee..........................................  $   90,500
Representative's non-accountable expense allowance..........  $1,170,000
Accounting fees and expenses................................  $  150,000
Legal fees and expenses.....................................  $  150,000
Director and officer insurance expenses.....................  $  100,000
Printing and engraving expenses.............................  $   90,000
Transfer agent and registrar fees and expenses..............  $   15,000
Blue Sky fees and expenses (including counsel fees).........  $   20,000
Miscellaneous expenses......................................  $  165,755
      Total.................................................  $2,000,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 2.02A of the Texas Business Corporation Act, or TBCA, provides, in relevant part, as follows:

    "Subject to the provisions of Section B and C of this Article, each corporation shall have the power:

        (16) To indemnify directors, officers, employees, and agents of the corporation, and to purchase and maintain liability insurance for those persons."

    As permitted by Section G of Article 2.02-1 of the TBCA or any successor statute, the Company's Articles of Incorporation and Bylaws (a) makes mandatory the indemnification permitted under Section B of Article 2.02 as contemplated by Section G thereof; (b) makes mandatory the payment or reimbursement of the reasonable expenses incurred by a former or present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director's compliance with the requirements of Section K of Article 2.02; and
(c) extends the mandatory indemnification referred to in Section (a) above and the mandatory payment or reimbursement of expenses referred to in Section (b) above (i) to all former or present officers of the Company and (ii) to all persons who are or were serving at the request of the Company as a director, officer, agent, employee, partner, member or trustee of another corporation, partnership, limited liability corporation, joint venture, trust or other enterprise, to the same extent that the Company is obligated to indemnify and pay or reimburse expenses to directors.

    Pursuant to policies of Directors and Officers Liability and Company Reimbursement insurance with total limits of $5 million, the directors and officers of the Company are insured, subject to the limits, retention, exceptions and other terms and conditions of such policies, against liability for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their capacities as directors or officers of the Company.

    The Company has entered into indemnity agreements with its directors and certain officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the TBCA, as described above.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In April 1999, the Company issued an aggregate of 9,000,000 shares of Common Stock to Robert Hammond, Jr., the Company's CEO and President, and a limited partnership controlled by Mr. Hammond is the sole general partner, in connection with the formation of the Company. The consideration for such shares was the contribution of the initial operating assets of the Company. The issuance of such shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

    In June 1999, the Company issued 250,000 shares of Common Stock to one officer and director of the Company as a stock grant pursuant to the Company's Restricted Stock Bonus Plan. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

    In August and September 1999, the Company issued an aggregate of 1,250 shares of Common Stock to three employees as a stock grant pursuant to the Company's Restricted Stock Bonus Plan. The issuance of such shares was exempt from the registration requirements of the Securities Act pursuant to Rule 701 thereof.

    In November 1999 through January 2000, the Company issued options to purchase an aggregate of 994,375 shares of Common Stock at an exercise price of $0.63 per share. Such options were issued to an aggregate of 55 employees in accordance with the Company's Stock Option Plan. Such options were issued in reliance on the exemption afforded by Rule 701 of the Securities Act.

    In the August Private Placement, the Company issued an aggregate of $900,000 of convertible promissory notes to approximately 24 accredited investors. Such promissory notes will be converted into an aggregate of 450,000 shares of the Company's Common Stock upon the closing of this offering. The issuance of the promissory notes was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. See "Certain Relationships and Related Transactions."

    In August 1999, in connection with the private placement of convertible promissory notes described above, the Company issued a warrant to purchase up to 200,000 shares of its Common Stock at an exercise price of $2.00 to the broker-dealer through which the private placement was conducted. The issuance of such warrant was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder.

    In November 1999, the Company issued an aggregate of $62,500 of convertible promissory notes to 2 accredited investors. Such promissory notes will be converted into an aggregate of 31,250 shares of the Company's Common Stock upon the closing of this offering. The issuance of these promissory notes was exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof.

    In November 1999, the Company issued an aggregate of 855,000 shares of its Series A Convertible Preferred Stock to approximately 21 accredited investors. Such shares of preferred stock will be converted into an aggregate of 855,000 shares of the Company's Common Stock upon the closing of this offering. The issuance of the Series A Preferred Stock was exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. See "Certain Relationships and Related Transactions."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

       EXHIBIT
       NUMBER           DESCRIPTION
       ------           -----------
         1.1            Form of Underwriting Agreement*

         3.1            Certificate of Incorporation*

         3.2            Bylaws*

         4.1            Form of Common Stock Certificate*

         4.2            Form of Representative's Warrant*

         4.3            Warrant Agreement, dated as of August 31, 1999, in favor of
                        Gunn Allen*

         4.4            Form of Subscription Document for August 1999 Private
                        Placement*

         4.5            Form of Subscription Document for November 1999 Private
                        Placement*

         4.6            Form of Convertible Promissory Note*

         5.1            Opinion of Jeffer, Mangels, Butler & Marmaro LLP*

        10.1            PartsBase.com, Inc. Restricted Stock Bonus Plan *

        10.2            PartsBase.com, Inc. Stock Option Plan

        10.3            Lease Agreement with respect to office space in Boca Raton,
                        Florida*

        10.4            Form of Indemnification Agreement*

        10.5            Employment Agreement of Robert Hammond, Jr.*

        10.6            Employment Agreement of Steven Spencer*

        10.7            Employment Agreement of Kevin Steil*

        10.8            Employment Agreement of Michael Siegel*

        10.9            Employment Agreement of Yves Duplan*

        10.10           Consulting Agreement with Plan Three Solutions, L.L.C.*

        10.11           Software License Agreement with Tradex Technologies, Inc.*

        10.12           Software License Agreement with Trading Dynamics, Inc.*

        23.1 Consent of Jeffer, Mangels, Butler & Marmaro LLP (included in Exhibit 5.1)*

        23.2            Consent of Deloitte & Touche LLP

        23.3            Consent of Pierre A. Narath as Director Nominee

        23.4            Consent of David G. Fessler as Director Nominee

        24.1            Power of Attorney (included in Part II--Signatures of this
                        Registration Statement)

        27.1            Financial Data Schedule

------------------------

*   To be filed by amendment

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement). Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement: and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on January 10, 2000.

                                                       PARTSBASE.COM, INC.

                                                       By:          /s/ ROBERT A. HAMMOND, JR.
                                                            -----------------------------------------
                                                                     Robert A. Hammond, Jr.,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Robert A. Hammond, Jr. and Steven Spencer, or either of them, as his or her true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, any Amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of PartsBase.com, Inc. in the capacities and on the date indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
             /s/ ROBERT A. HAMMOND, JR.
     -------------------------------------------       Director, Chief Executive      January 10, 2000
               Robert A. Hammond, Jr.                    Officer and President

                /s/ STEVEN R. SPENCER
     -------------------------------------------       Director, Chief Operating      January 10, 2000
                  Steven R. Spencer                      Officer

                /s/ MICHAEL NAPARSTEK
     -------------------------------------------       Controller (acting principal   January 10, 2000
                  Michael Naparstek                      accounting officer)

                 /s/ THOMAS VAN HARE
     -------------------------------------------       Director                       January 10, 2000
                   Thomas Van Hare

               /s/ LOUIS W. STORMS IV
     -------------------------------------------       Director                       January 10, 2000
                 Louis W. Storms IV